LOAN, GUARANTY AND SECURITY AGREEMENT

Dated as of November 17, 2021

QUOTIENT TECHNOLOGY INC.,
and
CERTAIN ENTITIES PARTY HERETO FROM TIME TO TIME
as Borrowers,

CRISP MEDIA, INC.,
MLW SQUARED, INC.,
SAVINGSTAR, INC.,
and
CERTAIN ENTITIES PARTY HERETO FROM TIME TO TIME
as Guarantors,

______________________________________________________________________________

BANK OF AMERICA, N.A.,
as Agent

______________________________________________________________________________

BANK OF AMERICA, N.A.,
as Sole Lead Arranger and Sole Bookrunner

______________________________________________________________________________

U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent

TABLE OF CONTENTS

        Page

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION	1
1.1. Definitions	1
1.2. Accounting Terms	24
1.3. Uniform Commercial Code	24
1.4. Certain Matters of Construction	24
1.5. Division	25

SECTION 2. CREDIT FACILITIES	25
2.1. Loan Commitments	25
2.2. Letter of Credit Facility	26

SECTION 3. INTEREST, FEES AND CHARGES	28
3.1. Interest	28
3.2. Fees	29
3.3. Computation of Interest, Fees, Yield Protection	29
3.4. Reimbursement Obligations	30
3.5. Illegality	30
3.6. Inability to Determine Rates	30
3.7. Increased Costs; Capital Adequacy	32
3.8. Mitigation	33
3.9. Funding Losses	33
3.10. Maximum Interest	33

SECTION 4. LOAN ADMINISTRATION	33
4.1. Manner of Borrowing and Funding Loans	33
4.2. Defaulting Lender	35
4.3. Number and Amount of BSBY Loans; Determination of Rate	35
4.4. Borrower Agent	36
4.5. One Obligation	36
4.6. Effect of Termination	36

SECTION 5. PAYMENTS	36
5.1. General Payment Provisions	36
5.2. Repayment of Loans	36
5.3. Payment of Other Obligations	36
5.4. Marshaling; Payments Set Aside	37
5.5. Application and Allocation of Payments	37
5.6. Dominion Account	38

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5.7. Account Stated	38
5.8. Taxes	38
5.9. Lender Tax Information	39
5.10. Nature and Extent of Each Borrower’s Liability	41

SECTION 6. CONDITIONS PRECEDENT	43
6.1. Conditions Precedent to Initial Loans	43
6.2. Conditions Precedent to All Credit Extensions	44

SECTION 7. COLLATERAL	45
7.1. Grant of Security Interest	45
7.2. Lien on Deposit Accounts; Cash Collateral	45
7.3. Reserved	46
7.4. Other Collateral	46
7.5. Limitations	46
7.6. Further Assurances	46

SECTION 8. COLLATERAL ADMINISTRATION	47
8.1. Borrowing Base Reports	47
8.2. Accounts	47
8.3. Reserved	47
8.4. Equipment	48
8.5. Deposit Accounts	48
8.6. General Provisions	48
8.7. Power of Attorney	49

SECTION 9. REPRESENTATIONS AND WARRANTIES	49
9.1. General Representations and Warranties	49
9.2. Complete Disclosure	53

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS	53
10.1. Affirmative Covenants	53
10.2. Negative Covenants	56
10.3. Financial Covenants	60

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT	60
11.1. Events of Default	60
11.2. Remedies upon Default	61

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11.3. License	62
11.4. Setoff	62
11.5. Remedies Cumulative; No Waiver	62

SECTION 12. AGENT	62
12.1. Appointment, Authority and Duties of Agent	62
12.2. Agreements Regarding Collateral and Borrower Materials	63
12.3. Reliance By Agent	64
12.4. Action Upon Default	64
12.5. Ratable Sharing	64
12.6. Indemnification	65
12.7. Limitation on Responsibilities of Agent	65
12.8. Successor Agent and Co-Agents	65
12.9. Due Diligence and Non-Reliance	66
12.10. Remittance of Payments and Collections	66
12.11. Individual Capacities	67
12.12. Titles	67
12.13. Certain ERISA Matters	67
12.14. Bank Product Providers	68
12.15. No Third Party Beneficiaries	68

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS	68
13.1. Successors and Assigns	68
13.2. Participations	68
13.3. Assignments	69
13.4. Replacement of Certain Lenders	69

SECTION 14. MISCELLANEOUS	70
14.1. Consents, Amendments and Waivers	70
14.2. Indemnity	70
14.3. Notices and Communications	71
14.4. Performance of Obligors’ Obligations	72
14.5. Credit Inquiries	72
14.6. Severability	72
14.7. Cumulative Effect; Conflict of Terms	72
14.8. Execution; Electronic Records	72
14.9. Entire Agreement	73
14.10. Relationship with Lenders	73

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14.11. No Advisory or Fiduciary Responsibility	73
14.12. Confidentiality	73
14.13. Reserved	74
14.14. GOVERNING LAW	74
14.15. Consent to Forum	74
14.16. Waivers by Borrowers	74
14.17. Acknowledgement Regarding Supported QFCs	75
14.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions	75
14.19. Patriot Act Notice	76
14.20. NO ORAL AGREEMENT	76

SECTION 15. CONTINUING GUARANTY	76
15.1. Guaranty	76
15.2. Rights of Agent and Lender	76
15.3. Certain Waivers	77
15.4. Obligations Independent	77
15.5. Subrogation	77
15.6. Termination; Reinstatement	77
15.7. Subordination	77
15.8. Stay of Acceleration	77
15.9. Condition of Borrowers	78
15.10. Keepwell	78
15.11. Limitation of Guaranty	78

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LIST OF EXHIBITS AND SCHEDULES
Exhibit A     Assignment
Schedule 1.1        Commitments of Lenders

Schedules to the Disclosure Letter:
Schedule 8.5        Deposit and Securities Accounts
Schedule 8.6.1        Business Locations
Schedule 9.1.4        Names and Capital Structure
Schedule 9.1.14        Environmental Matters
Schedule 9.1.16        Litigation
Schedule 9.1.18        Pension Plans
Schedule 9.1.20        Labor Contracts
Schedule 10.1.11    Post-Closing Obligations
Schedule 10.2.2        Existing Liens
Schedule 10.2.5        Existing Investments

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LOAN, GUARANTY AND SECURITY AGREEMENT
THIS LOAN, GUARANTY AND SECURITY AGREEMENT is dated as of November 17, 2021, by and among QUOTIENT TECHNOLOGY INC., a Delaware corporation (“Quotient”; and together with each entity joined hereto as a borrower after the date hereof, each, a “Borrower” and collectively, the “Borrowers”), CRISP MEDIA, INC., a Delaware corporation (“Crisp”), MLW SQUARED, INC., a Delaware corporation (“MLW”), SAVINGSTAR, INC., a Delaware corporation (“Savingstar”; together with Crisp, MLW and certain other entities joined hereto as a guarantor after the date hereof, each, a “Guarantor” and collectively, the “Guarantors), the financial institutions party to this Agreement from time to time as Lenders, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent for the Lenders (in such capacity, “Agent”).
R E C I T A L S:
WHEREAS, Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise.
WHEREAS, Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1.DEFINITIONS; RULES OF CONSTRUCTION
1.1.Definitions. As used herein, the following terms have the meanings set forth below:
Accounts Formula Amount: the sum of:
(a) the Investment Grade Accounts Formula Amount; plus,
(b) the Non-Investment Grade Accounts Formula Amount; plus,
(c) the Unbilled Accounts Formula Amount.
Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.
Affected Financial Institution: any EEA Financial Institution or UK Financial Institution.
Affiliate: with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person.
Agent Indemnitees: Agent and its officers, directors, employees, Affiliates and Agent Professionals.
Agent Professionals: attorneys, accountants, appraisers, auditors, advisors, consultants, agents, service providers, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals, experts and representatives retained or used by Agent.
Allocable Amount: as defined in Section 5.10.3.
Anti-Corruption Law: any law relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 and Patriot Act.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.
Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
Applicable Margin: the margin set forth below, as determined by the average daily Availability for the last Fiscal Quarter:

Level	Average Daily Availability	Base Rate Loans	BSBY Loans
I	> 50% of the Borrowing Base	0.25%	1.25%
II	< 50% of the Borrowing Base	0.375%	1.375%

From the Closing Date until the first day of the Fiscal Quarter commencing January 1, 2022, margins shall be determined as if Level II were applicable. Thereafter, margins shall be subject to increase or decrease by Agent on the first day of the calendar month following each Fiscal Quarter end. If Agent is unable to calculate average daily Availability for a Fiscal Quarter due to Borrowers’ failure to deliver any Borrowing Base Report when required hereunder, then, at the option of Agent or Required Lenders, margins shall be determined as if Level II were applicable until the first day of the calendar month following its receipt.
Approved Fund: any entity owned or Controlled by a Lender or Affiliate of a Lender, if such entity is engaged in making or investing in commercial loans in its ordinary course of activities.
Assignment: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise reasonably satisfactory to Agent.
Availability: the Borrowing Base minus Revolver Usage.
Availability Reserve: the sum (without duplication) of (a) the Rent and Charges Reserve; (b) the Bank Product Reserve; (c) liabilities secured by Liens upon Collateral that are or may be senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (d) the Dilution Reserve; (e) the Convertible Debt Availability Block; and (f) additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time.
Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
Bail-In Legislation: with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, or (b) the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.
Bank Product: any of the following products or services extended to a Borrower or Affiliate of a Borrower by a Lender or any of its Affiliates: (a) Cash Management Services; (b) Swaps; (c) commercial credit card and merchant card services; and (d) supply chain finance, credit insurance, leases and other banking products or services, other than Letters of Credit.
Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion with respect to Secured Bank Product Obligations.
Bankruptcy Code: Title 11 of the United States Code.
Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the BSBY Rate for a one month interest period as of such day, plus 1.00%; provided, that in no event shall the Base Rate be less than zero (0).
Base Rate Loan: any Loan that bears interest based on the Base Rate.
Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance reasonably satisfactory to Agent.
Beneficial Ownership Regulation: 31 C.F.R. §1010.230.
Benefit Plan: any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.
Bloomberg: Bloomberg Index Services Limited.
Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person.
Borrower Agent: as defined in Section 4.4.
Borrower Materials: Borrowing Base Reports, Compliance Certificates, Notices of Borrowing, Notices of Conversion/Continuation, and other information, reports, financial statements and materials delivered by Obligors under the Loan Documents, as well as Reports and other information provided by Agent to Lenders in connection with the credit facility established by this Agreement.
Borrowing: Loans made or converted together on the same day, with the same interest option and, if applicable, Interest Period.
Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate Commitments minus Convertible Debt Availability Block; and (b) the sum of the Accounts Formula Amount minus the Availability Reserve.
Borrowing Base Report: a report of the Borrowing Base, in form and substance reasonably satisfactory to Agent.
Borrowing Base Trigger Period: the period beginning any date on which (a) an Event of Default occurs, or (b) Availability is less than the greater of (i) $10,000,000 for a period of three consecutive Business Days and (ii) 12.5% of the Borrowing Base for a period of three consecutive Business Days, and ending on the date on which (a) no Event of Default has existed for a period of 30 consecutive days and (b) Availability has been more than the greater of (i) $10,000,000 and (ii) 12.5% of the Borrowing Base, in each case, for a period of 30 consecutive days.

BSBY Rate: (a) for any Interest Period for a BSBY Loan, a per annum rate equal to the BSBY Screen Rate two Business Days prior to such Interest Period, with a term equivalent to such period (or if such rate is not published on such determination date, the applicable BSBY Screen Rate on the Business Day immediately preceding such date); and (b) for any interest calculation relating to a Base Rate Loan on any day, a per annum rate equal to the BSBY Screen Rate with a term of one month commencing that day; provided, that in no event shall the BSBY Rate be less than zero (0).
BSBY Loan: a Loan that bears interest based on BSBY Rate.
BSBY Screen Rate: the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time).
Business Day: any day except a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of North Carolina or the State of New York.
Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.
Capital Lease: as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for income tax purposes).
Cash Collateral: cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.
Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) 105% of LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including fees, expenses, indemnification obligations and Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due. “Cash Collateralization” has a correlative meaning.
Cash Equivalents: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 12 months after such date; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of such date, and overnight bank deposits, in each case which are issued by Bank of America or by any commercial bank organized under the laws of the United States or any state or district thereof that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (c) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within on year after such date and rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (d) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (c); (e) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing no more than one year from of the date of acquisition; (f) shares of any money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to above, (ii) has net assets of at least $500,000,000 and (iii) has the highest rating obtainable from either Moody’s or S&P and (g) other investments made in accordance with Quotient’s cash management policy delivered to the Agent on or prior to the Closing Date.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, blocked account, lockbox and stop payment services.
CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.).
Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
Change of Control: means at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of thirty-five percent (35%) or more of the ordinary voting power for the election of directors of Quotient represented by the issued and outstanding Equity Interests of Quotient (determined on a fully diluted basis).
Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to any (a) Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) action taken or omitted in connection with any Loan Documents, (c) existence or perfection of any Liens, or realization on any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, (e) failure by any Obligor to perform or observe any terms of any Loan Document, or (f) reliance by any Indemnitee on a Communication executed using an Electronic Signature or in the form of an Electronic Record, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
Closing Date: as defined in Section 6.1.
Code: the Internal Revenue Code of 1986, as amended.
Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.
Commitment: for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.7 or an Assignment to which it is a party. “Commitments” means the aggregate amount of all Lenders’ Commitments.
Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. §1 et seq.).
Communication: any notice, request, election, representation, certificate, report, disclosure, statement, authorization, approval, consent, waiver, document, amendment or transmittal of information of any kind in connection with a Loan Document, including any Borrower Materials or Modification of a Loan Document.

Compliance Certificate: a certificate, in form and substance reasonably satisfactory to Agent, by which Borrowers certify compliance with Section 10.3, and calculate the Fixed Charge Coverage Ratio regardless of the existence of a Trigger Period.
Conforming Changes: with respect to use, administration of or conventions associated with BSBY Rate or any proposed Successor Rate, as applicable, any conforming changes to the definition of Base Rate, BSBY Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of lookback periods) as may be appropriate, in Agent’s reasonable discretion, to reflect the adoption and implementation of such applicable rate, and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Agent determines is reasonably necessary in connection with the administration of any Loan Document).
Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.
Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligation”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; or (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
Control: possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise.
Convertible Debt: Quotient’s 1.75% Convertible Senior Notes due 2022.
Covered Entity: (a) a “covered entity,” as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a “covered bank,” as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a “covered FSI,” as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).
Daily Simple SOFR: with respect to any applicable determination date, the secured overnight financing rate published on such date by FRBNY, as administrator of the benchmark (or a successor administrator), on FRBNY’s website (or any successor source satisfactory to Agent).
Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, excluding trade payables incurred and being paid in the Ordinary Course of Business, but including Capital Leases; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.
Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.00% plus the interest rate or fee otherwise applicable thereto.
Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner reasonably satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.
Deposit Account Control Agreement: an agreement, in form and substance reasonably satisfactory to Agent, among any Obligor, an institution maintaining such Obligor’s Deposit Account (the “bank”) and the Agent, with respect to collection and control of all deposits and balances held in such account, pursuant to which the bank acknowledges Agent’s control over and Lien in such Deposit Account and agrees to comply with instructions originated by Agent directing immediate disposition of all remittances received and all funds in the Deposit Account without further consent from any Obligor, and waiving offset rights of such bank, except for customary administrative charges (it being understood that Agent shall not provide any such instructions or entitlement orders unless the commencement of a Trigger Period has occurred and is continuing), and agrees to subordinate and limit any security interest the bank may have in such account on terms reasonably satisfactory to Agent.
Designated Jurisdiction: a country or territory that is the target of a Sanction.
Dilution Percent: the percent, determined for Borrowers’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.
Dilution Reserve: a reserve equal to 1.00% of the Value of Eligible Accounts for each percentage point (or portion thereof) that the Dilution Percent is greater than 5.00%.
Disclosure Letter: that certain Disclosure Letter of even date herewith, that was delivered to and accepted by Lender as of the Closing Date, to which each of the Schedules to such Disclosure Letter referenced herein is attached. Each reference to a Schedule of the Disclosure Letter shall refer to the applicable Schedule attached to the Disclosure Letter.
Disposition: the sale, transfer, license, lease, consignment, transfer or other disposition (in one transaction, a series of transactions or otherwise) of property of a Person, including a sale-leaseback transaction, synthetic lease, issuance of Equity Interests by a subsidiary, Division, or sale, assignment, transfer or other disposal, with or without recourse, of any notes, accounts receivable or related rights.
Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
Division: the division of assets, liabilities and/or obligations of a Person among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the original dividing Person and pursuant to which the original dividing Person may or may not survive.
Dollars: lawful money of the United States.

Dominion Account: a Deposit Account into which all cash, checks or other similar payments relating to or constituting payments made in respect of Accounts will be deposited pursuant to Section 8.2.5, established by Borrowers and maintained pursuant to Section 8.2.4, located at Bank of America or another bank reasonably acceptable to Agent, subject to a springing Deposit Account Control Agreement, that is not subject to the Lien or claim of any Person other than the Agent.
EBITDA: as of any date of determination, an amount, determined on a consolidated basis for Borrowers and Subsidiaries, equal to: (a) net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains or losses arising from the write-up or write-down of assets and any extraordinary gains and extraordinary losses (in each case, to the extent included in determining net income) plus (b) (i) all noncash charges and non-cash losses for such period reducing consolidated net income for such period, and (ii) non-recurring cash transaction costs related to the transactions contemplated by this Agreement not to exceed $1,000,000 in any period of measurement; minus (c) without duplication and to the extent included in consolidated net income (i) all non-cash items increasing consolidated net income for such period and (ii) any extraordinary gains for such period.
EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.
EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.
EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
Electronic Copy: as defined in Section 14.8.
Electronic Record: as defined in 15 U.S.C. §7006.
Electronic Signature: as defined in 15 U.S.C. §7006.
Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent, in its Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if:
(a) it is unpaid for more than 60 days after the original due date;
(b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause;
(c) when aggregated with other Accounts owing by the Account Debtor, it exceeds:
(i) with respect to Investment Grade Eligible Accounts owed by The Procter & Gamble Company, an Ohio corporation, and its Affiliates, 25% of the aggregate Investment Grade Eligible Accounts of each such Account Debtor and its Affiliates (or such higher percentage as Agent may establish for the Account Debtor and its Affiliates from time to time);
(ii) with respect to Investment Grade Eligible Accounts owed by Kimberly Clark Corporation, a Delaware corporation, and its Affiliates, 25% of the aggregate Investment Grade Eligible Accounts of each such Account Debtor and its Affiliates (or such higher percentage as Agent may establish for the Account Debtor and its Affiliates from time to time);

(iii) with respect to Accounts owed by all other Account Debtors and its Affiliates, 15% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time);
(d) it does not conform with a covenant or representation herein;
(e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);
(f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is the target of any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;
(g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance satisfactory in all respects to Agent;
(h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act;
(i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien, in each case, other than Permitted Liens;
(j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;
(k) it is evidenced by Chattel Paper or an Instrument of any kind, unless such Chattel Paper or Instrument has been delivered to Agent, or has been reduced to judgment;
(l) its payment has been extended or the Account Debtor has made a partial payment, other than discounts and adjustments given in the Ordinary Course of Business which are not due to the Account Debtor’s financial condition or inability to pay;
(m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, saleorreturn, saleonapproval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;
(n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or
(o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof.
In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 60 days after the original due date will be excluded.
Eligible Assignee: (a) a Lender, Affiliate of a Lender or Approved Fund that satisfies Section 12.13; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment) and Agent (which approval shall not be unreasonably withheld or delayed); or (c) during an Event of Default, any Person acceptable to Agent in its discretion (which approval shall not be unreasonably withheld or delayed).

Eligible Unbilled Accounts: accrued but unbilled Accounts of a Borrower, which, once billed will become an Eligible Account; provided, that such accrued and unbilled Accounts shall not become eligible if they remain unbilled for more than 15 days after the underlying goods have been shipped to or services have been rendered, or at the direction of, the applicable Account Debtor; provided, further, that, accrued and unbilled Accounts shall not be deemed Eligible Unbilled Accounts until Agent and Lenders have completed their due diligence with respect thereto, with results satisfactory to Agent and Lenders.
Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.
Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including the Resource Conservation and Recovery Act (42 U.S.C. §§6991-6991i), Clean Water Act (33 U.S.C. §1251 et seq.) and CERCLA.
Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
Environmental Release: a release as defined in CERCLA or under any other Environmental Law.
Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.
ERISA: the Employee Retirement Income Security Act of 1974.
ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) filing of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.
EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.
Event of Default: as defined in Section 11.
Excluded Account: as defined in Section 8.5.

Excluded Property: as defined in Section 7.1.
Excluded Subsidiary: any Foreign Subsidiary and any Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary.
Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a hedging agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.
Excluded Taxes: (a) Taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, a Recipient, in each case that are measured by a Recipient’s net income (however denominated), franchise Taxes, branch profits Taxes, in each case (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (B) that are Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.9; and (d) withholding Taxes imposed pursuant to FATCA. In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.9.2.
Extraordinary Expenses: all reasonable and documented costs, expenses or advances incurred by any Agent Indemnitee during a Default, Event of Default or Obligor’s Insolvency Proceeding, including those relating to any (a) audit, inspection, repossession, storage, repair, appraisal, insurance, processing, preparation or advertising for sale, sale, collection, or other preservation of or realization upon Collateral; (b) action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any creditor(s) of an Obligor or any other Person) in any way relating to any Collateral, Agent’s Liens, Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) Enforcement Action or exercise of any rights or remedies in, or the monitoring of, an Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; and (e) negotiation and documentation of any Modification, workout, restructuring, forbearance, liquidation or collection with respect to any Loan Document, Collateral or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage and insurance costs, permit fees, utility expenses, legal and accounting fees and expenses, appraisal costs, brokers’ and auctioneers’ commissions, environmental study costs, wages and salaries paid to employees of any Obligor or independent contractors in liquidating Collateral, and travel expenses.
FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
Federal Funds Rate: for any day, the per annum rate calculated by FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as FRBNY shall set forth on its public website from time to time) and published on the next Business Day by FRBNY as the federal funds effective rate; provided, that in no event shall the Federal Funds Rate be less than zero.Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.
Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and Subsidiaries for the most recent 12 months, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Loans) and cash taxes paid (including Permitted Tax Distributions), to (b) Fixed Charges.
Fixed Charges: the sum (for the applicable period) of interest expense (other than payment-in-kind), principal payments made on Borrowed Money (other than the payment in full of the Convertible Debt at its maturity date), and Distributions made in cash (other than Permitted Tax Distributions).
FLSA: the Fair Labor Standards Act of 1938.
Flood Laws: the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973 and related laws.
Foreign Lender: any Lender that is not a U.S. Person.
Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.
Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code (a “CFC”) or a FSHCO, if a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations or the pledge of more than 65% of the voting Equity Interests of such Subsidiary as security for the Obligations would reasonably be expected to result in material tax liability to Borrowers.
FRBNY: the Federal Reserve Bank of New York.
Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.
FSHCO: means any Subsidiary substantially all of the assets of which consist of (a) Equity Interests of one or more CFCs or other entities that are described in this definition (or are treated as consisting of such assets for U.S. federal income tax purposes) and/or (b) any Debt or accounts receivable owed by any CFC or other entity that is described in this definition, or treated as owed by any such entity for U.S. federal income tax purposes.
Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any accrued and unpaid interest, fees and other charges thereon; (b) the termination, expiration or cancellation and return of all outstanding LC Obligations (or the Cash Collateralization of such LC Obligations or delivery of standby letter(s) of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) Cash Collateralization of reasonably foreseeable Obligations that are inchoate or contingent in nature (other than Secured Banks Product allowed to remain outstanding by Bank Product providers). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans are terminated.
GAAP: generally accepted accounting principles in effect in the United States from time to time.
Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).
Guarantied Obligations: as defined in Section 15.1.
Guarantor Payment: as defined in Section 5.10.3.
Guarantors: as defined in the Recitals and each domestic Subsidiary of the Borrowers (other than Excluded Subsidiaries) and each other Person that guarantees payment or performance of Obligations.
Guaranty: the guaranty contained in Section 15 hereof and each guaranty agreement executed by a Guarantor in favor of Agent.
Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.
Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.
Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
Intellectual Property Claim: any claim or assertion (whether in writing or by suit) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Property violates another Person’s Intellectual Property.
Intercreditor Agreement: any intercreditor agreement entered into after the Closing Date by and among the Agent and any agent or trustee for holders of Permitted Term Loan Debt that is secured, as acknowledged and agreed to by Obligors, in form and substance reasonably satisfactory to Agent, and providing for such parties’ relative rights and priorities with respect to the assets and properties of the Obligors and related matters, which shall provide for the subordination of any Liens of such agent or trustee (or holders) in or to any Working Capital Assets to the Liens thereon of Agent, as well as other terms and provisions as Agent and Required Lenders may require with respect to such Liens and Permitted Term Loan Debt.
Interest Payment Date: (a) for each BSBY Loan, the last day of the applicable Interest Period and, if the Interest Period is more than three months, each three month anniversary of the beginning of the Interest Period; and (b) for all other Loans, the first day of each calendar month.
Interest Period: as defined in Section 3.1.3.
Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.
Investment Grade Accounts Formula Amount: 90% of the Value of Investment Grade Eligible Accounts.

Investment Grade Eligible Accounts: Eligible Accounts owing from any Account Debtor (a) whose securities are rated BBB- or higher by S&P or Baa3 or higher by Moody’s at such time or (b) is a wholly-owned subsidiary of a Person whose securities are rated BBB- or higher by S&P or Baa3 or higher by Moody’s at such time.
IRS: the United States Internal Revenue Service.
Issuing Bank: Bank of America (including any Lending Office of Bank of America), or any replacement issuer appointed pursuant to Section 2.2.4.
Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.
LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank and Agent.
LC Conditions: upon giving effect to an issuance of a Letter of Credit, (a) the conditions in Section 6 are satisfied; (b) total LC Obligations do not exceed the Letter of Credit Subline and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency reasonably satisfactory to Agent and Issuing Bank; and (d) the purpose and form of the Letter of Credit are reasonably satisfactory to Agent and Issuing Bank in their discretion.
LC Documents: all documents, instruments and agreements (including requests and applications) delivered by any Borrower or other Person to Issuing Bank or Agent in connection with a Letter of Credit.
LC Obligations: the sum of (a) all amounts owing by Borrowers for draws under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.
LC Request: a request by Borrower Agent for issuance of a Letter of Credit, in form reasonably satisfactory to Agent and Issuing Bank.
Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.
Lenders: lenders party to this Agreement (including Agent in its capacity as provider of Swingline Loans or Protective Advances) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.
Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by Agent, a Lender or Issuing Bank by notice to Borrower Agent and, if applicable, Agent.
Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance, indemnity, reimbursement agreement or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower.
Letter of Credit Subline: $10,000,000.
License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.
Lien: an interest in Property securing an obligation or claim, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, assessment right, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, between the Agent and a third party, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and allows Agent to enter the premises and remove, store and dispose of Collateral upon the occurrence and during the continuance of an Event of Default; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on such Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent and agrees to deliver Collateral to Agent upon request following the occurrence and during the continuance of an Event of Default; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver Collateral to Agent upon request following the occurrence and during the continuance of an Event of Default; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
Liquidity: means, as of any date of determination, the sum of (a) Availability plus (b) the aggregate amount of domestic unrestricted cash and Cash Equivalents (excluding Cash Collateral) on hand (in each case, free and clear of all Liens other than the Liens of Agent), held in Deposit Accounts and subject to a Deposit Account Control Agreement in favor of Agent.
Loan: a loan made by a Lender under the credit facility established by this Agreement.
Loan Documents: this Agreement, Other Agreements and Security Documents.
Loan Year: each 12 month period commencing on the Closing Date or an anniversary thereof.
Margin Stock: as defined in Regulation U of the Federal Reserve Board of Governors.
Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or would be reasonably expected to have a material adverse effect on the business, operations, Properties or financial condition of any Obligor, the value of any material Collateral, the enforceability of any Loan Document, or the validity or priority of Agent’s Lien on any Collateral; (b) impairs the ability of an Obligor to perform its material obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.
Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or to Debt in an aggregate amount of $10,000,000 or more.
Material License: a License to which an Obligor is a party and that is material to the conduct of such Obligor’s business.
Modification: any amendment, supplement, extension, approval, consent, waiver, change or other modification of or under a Loan Document, including any waiver of a Default or Event of Default.
Moody’s: Moody’s Investors Service, Inc. or any successor acceptable to Agent.
Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Multiple Employer Plan: a Plan with two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of

ERISA.Non-Investment Grade Accounts Formula Amount: 85% of the Value of Non-Investment Grade Eligible Accounts.
Non-Investment Grade Eligible Accounts: Eligible Accounts other than Investment Grade Eligible Accounts.
Notice of Borrowing: notice by Borrower Agent of a Borrowing, in form reasonably satisfactory to Agent.
Notice of Conversion/Continuation: notice by Borrower Agent for conversion or continuation of a Loan as a BSBY Loan, in form satisfactory to Agent.
Notice of Prepayment: notice by Borrower Agent of prepayment of a Loan, in form satisfactory to Agent.
Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Claims and other amounts payable by Obligors under Loan Documents (including interest, fees and other charges accruing during any Insolvency Proceeding, regardless of whether allowed in such Insolvency Proceeding), (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.
Obligor: any Borrower or any Guarantor.
OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.
Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.
Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
OSHA: the Occupational Safety and Hazard Act of 1970.
Other Agreement: each LC Document, fee letter, Lien Waiver, intercreditor agreement, subordination agreement, Borrower Material, Communication, note, assignment, document, instrument or agreement of any kind (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transaction relating hereto.
Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).
Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Overadvance: the amount by which Revolver Usage exceeds the Borrowing Base at any time.
Participant: as defined in Section 13.2.
Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
Payment Conditions: as to any relevant action contemplated in this Agreement, the satisfaction of each of the following conditions:
(a) as of the date of any such action and immediately after giving effect thereto, no Event of Default has occurred and is continuing;
(b)    either one of the following:
(i) Availability (after giving pro forma effect to such action) during the thirty (30) consecutive day period ending on and including the date of such action, is not less than the greater of (x) 20% of the Borrowing Base and (y) $15,000,000; or
(ii) (x) Availability (after giving pro forma effect to such action) during the thirty (30) consecutive day period ending on and including the date of such action, is not less than the greater of (1) 15% of the Borrowing Base and (2) $12,500,000; and (y) the Fixed Charge Coverage Ratio measured on a trailing twelve month period as of the end of the most recently ended measurement period prior to such action, determined on a pro forma basis after giving effect to such action, shall be equal to or greater than 1.00 : 1.00;
(c) the Agent has received a certificate from a Senior Officer of the Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereunder.
Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.
PBGC: the Pension Benefit Guaranty Corporation.
Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
Permitted Acquisition: any Acquisition as long as (a) the Acquisition is consensual; (b) the assets, business or Person being acquired is useful, related or tangential to the business of Borrowers and its Subsidiaries; (c) no Debt or Liens are assumed or incurred, except as permitted by Sections 10.2.1(f), 10.2.1(i) and 10.2.2(n); (d) the Payment Conditions are satisfied with respect to each such Acquisition; and (e) Borrowers deliver to Agent, at least 10 Business Days prior to the Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance reasonably satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.
Permitted Disposition: a Disposition constituting (a) sales or other dispositions of Inventory (i) in the Ordinary Course of Business or (ii) that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (b) sales, transfers and dispositions (including abandonment) of Equipment or other Property that is worn, damaged, uneconomic or obsolete or resulting from any casualty or other insured damage; (c) transfers of Property to an Obligor by another Obligor or a Subsidiary of an Obligor; provided, that the Borrower shall not transfer assets included in any Borrowing Base; (d) termination of a lease of real or personal Property not necessary for the Ordinary Course of Business, which could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) a Disposition approved in writing by Agent and Required Lenders; or (f) so long as no Event of Default exists and is continuing, other dispositions (other than disposition of assets of the type included in the determination of the Borrowing Base) not otherwise provided for above in an amount not to exceed $10,000,000 in the aggregate during any consecutive twelve-month period.
Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) relating to Swaps permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $10,000,000 or less at any time.
Permitted Discretion: a determination made in good faith, using reasonable business judgment (from the perspective of a secured, asset-based lender).
Permitted Distributions: (a) Permitted Tax Distributions; (b) any conversion of Borrower’s convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof; (c) payment of cash in lieu of issuing fractional shares; (d) distributions (i) by a Subsidiary to an Obligor or (ii) by one Obligor to another Obligor; (e) payments of dividends solely in common stock; (f) repurchases by Borrower of stock of current or former employees or consultants pursuant to stock repurchase agreements so long as no Event of Default exists at the time of any such repurchase and would not exist after giving effect to such repurchase and the aggregate amount thereof does not exceed $1,000,000 per calendar year; (g) the distribution of equity securities in the Ordinary Course of Business to former or current employees, officers, consultants or directors on the exercise of employee issuances pursuant to Borrower’s stock incentive plan approved by Borrower’s board of directors; and (h) other Distributions made in cash so long as the Payment Conditions are satisfied.
Permitted Lien: as defined in Section 10.2.2.
Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $10,000,000 at any time.
Permitted Tax Distributions: so long as no Default or Event of Default has then occurred and is continuing or would result therefrom, Distributions paid from time to time (which may be estimated and paid no more frequently than quarterly by the Borrowers to the holders of its Equity Interests not to exceed in the aggregate in any Fiscal Year an amount equal to the federal and state income taxes of the holders of Borrowers’ Equity Interests which are attributable to the taxable income of Borrowers and their Subsidiaries calculated based on statutory rates.
Permitted Term Loan Debt: Debt incurred by the Obligors pursuant to a term loan facility or notes that are secured subject to the Intercreditor Agreement; provided, that any such Debt shall only be secured by Liens permitted under Section 10.2.2(j).
Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity of any kind.
Plan: any Benefit Plan maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.
Platform: as defined in Section 14.3.3.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.
Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Commitment by the aggregate outstanding Commitments; or (b) following termination of the Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.
Properly Contested: with respect to any obligation of an Obligor, either:
(a) (i) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay, (ii) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued, (iii) appropriate reserves have been established in accordance with GAAP and (iv) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review; or
(b) failure to pay such obligation could not reasonably be expected to have a Material Adverse Effect; or
(c) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent.
Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
Protective Advances: as defined in Section 2.1.6.
PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.
Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.
Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.
Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.
Refinancing Conditions: no Default or Event of Default exists upon giving effect to the Refinancing Debt and such Debt, when compared to the Debt being extended, renewed or refinanced, (a) does not have a greater principal amount or interest rate, earlier final maturity or shorter weighted average life, (b) is subordinated to the Obligations to at least the same extent, (c) has representations, covenants, defaults and other terms no less favorable to Borrowers and Lender, and (d) has no additional obligor, guarantor, Lien, or other recourse to any Person or Property.
Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d), (f) or (h).
Reimbursement Date: as defined in Section 2.2.2.
Relevant Governmental Body: the Federal Reserve Board and/or FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or FRBNY.
Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord or other Person who possesses any Collateral consisting of books and records or could assert a Lien on any Collateral consisting of books and records; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.
Report: as defined in Section 12.2.3.
Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.
Required Lenders: Secured Parties holding more than 50% of (a) the aggregate outstanding Commitments; or (b) after termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, upon Full Payment of all Loans and LC Obligations, the aggregate remaining Obligations; provided, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Lender (including in its capacity as Issuing Bank) that funded the applicable Loan or issued the applicable Letter of Credit. Notwithstanding the foregoing, if there are two (2) or more Lenders, then “Required Lenders” shall in no event mean less than two (2) Lenders.
Rescindable Amount: as defined in Section 4.1.3(c).
Resolution Authority: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments existing on the Closing Date and disclosed in writing to Lender on Schedule 10.2.5 to the Disclosure Letter and any modification, replacement, renewal or extension thereof to the extent not involving any additional investment; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; (d) Permitted Acquisitions; (e) investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Borrower’s board of directors; (f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (g) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; (h) Investments in Subsidiaries that are Obligors; (i) Investments in Subsidiaries that are not Obligors; provided, that with respect to each such Investment made under this clause (i) the Payment Conditions are satisfied; (j) Investments by Subsidiaries that are not Obligors in other Subsidiaries that are not Obligors; (k) any other Investment made in cash; provided, that with respect to each such Investment made under this clause (k) the Payment Conditions are satisfied; and (l) Investments to the extent they are held in Deposit Accounts or Securities Accounts in which Agent has a perfected first priority Lien.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets in favor of Agent (other than Permitted Liens), to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.
Revolver Usage: (a) the aggregate amount of outstanding Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit, except to the extent Cash Collateralized by Borrowers.
S&P: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor acceptable to Agent.
Sanction: a sanction administered or enforced by the U.S. government (including OFAC), United Nations Security Council, European Union, U.K. government or other applicable sanctions authority.
Scheduled Unavailability Date: as defined in Section 3.6.2.
Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Affiliate of a Borrower to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.
Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance reasonably satisfactory to Agent, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.14.
Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.
Security Documents: the Guaranties, Deposit Account Control Agreements, Lien Waivers and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer or chief accounting officer of the applicable Obligor.
Settlement Report: a report summarizing Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.
SOFR: the secured overnight financing rate published by FRBNY, as administrator of the benchmark (or a successor administrator), on its website (or any successor source satisfactory to Agent).
SOFR Adjustment: (a) with respect to Daily Simple SOFR, 0.11448%, and (b) with respect to Term SOFR, 0.11448% for a one month interest period, 0.26161% for a three month interest period and 0.42826% for a six month interest period.
Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value”

means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.10).
Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.
Subordinated Debt: Debt (including earn-out or other deferred purchase price with respect to an Acquisition other than the Ubimo Earnout) incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent.
Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by an Obligor or combination of Obligors (including indirect ownership through other entities in which an Obligor directly or indirectly owns 50% of the voting securities or Equity Interests).
Successor Rate: as defined in Section 3.6.2.
Swap: as defined in Section 1a(47) of the Commodity Exchange Act.
Swap Obligations: obligations under an agreement relating to a Swap.
Swingline Loan: any Borrowing of Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.
Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Term SOFR: for the applicable corresponding Interest Period of BSBY (or if any Interest Period does not correspond to an interest period applicable to SOFR, the closest corresponding interest period of SOFR, but if such interest period of SOFR corresponds equally to two Interest Periods of BSBY, the corresponding interest period of shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
Termination Date: the earliest to occur of:
(a) November 17, 2026; provided, that:
(i) the Convertible Debt is repaid or converted to equity at least 91 days prior to the maturity thereof,
(ii) any outstanding Convertible Debt is refinanced or the maturity thereof is extended to a date that is at least 91 days after November 17, 2026;  or
(iii) at all times during the 91 days prior to the maturity of the Convertible Debt (and, solely with respect to clause (a)(iii)(x) below, upon giving pro forma effect to the repayment of the outstanding Convertible Debt):
(w) Borrowers have maintained the aggregate amount of the sum of (1) domestic unrestricted cash, (2) domestic Cash Equivalents and (3) Availability in an amount sufficient to repay all outstanding Convertible Debt in full; provided, that, (A) amounts calculated under clauses (a)(iii)(w)(1) and (a)(iii)(w)(2) herein shall be free and clear of all Liens other than the first priority perfected Lien in favor of Agent and shall be restricted and maintained in a Deposit Account or Securities Account at Bank of America, N.A. or its Affiliates and (B) the aggregate amount of Availability under clause (a)(iii)(w)(3) herein shall not exceed $50,000,000 (such amount of Availability calculated under clause (a)(iii)(w)(3) herein shall be referred to as, the “Convertible Debt Availability Block”);
(x)  Availability is at least the greater of (i) $15,000,000 and (ii) 20% of the Borrowing Base (without deducting the Convertible Debt Availability Block); provided, that for the purposes of this clause (x), Availability shall be calculated as though Borrowers repaid all outstanding Convertible Debt in full on the date of measurement immediately prior to the calculation of Availability;
(y) no Event of Default shall have occurred or would result from the repayment of all Convertible Debt; and
(z) Borrowers provide a certificate on the last Business Day of each week, certifying (i) compliance with clause (a)(iii) hereunder and (ii) the amount of domestic cash, Cash Equivalents and Liquidity, in each case, for each day of the week then-ending together with supporting evidence satisfactory to Agent;
(b) the date that is 91 days prior to the maturity of Convertible Debt; and
(c) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
Trigger Period: the period beginning any date on which (a) an Event of Default occurs, or (b) Availability is less than the greater of (i) $10,000,000 and (ii) 12.5% of the Borrowing Base, and ending on the date on which (a) no Event of Default has existed for a period of 30 consecutive days and (b) Availability has been more than the greater of (i) $10,000,000 and (ii) 12.5% of the Borrowing Base, in each case, for a period of 30 consecutive days.
Ubimo Earnout: the obligations of Quotient to pay “earnout payments” as defined in that certain Share Purchase Agreement, dated as of November 5, 2019, by and among the Borrower, as buyer, Ubimo Ltd., a private Israeli company (“Ubimo”), Ran Ben Yair, solely in his capacity as representatives of the Shareholders (as defined therein), and all of the shareholders of Ubimo set forth therein.
UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
Unbilled Accounts Formula Amount: 80% of the Value of Eligible Unbilled Accounts in an aggregate amount not to exceed $2,500,000.
UK Financial Institution: any BRRD Undertaking (as defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
UK Resolution Authority: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.
Unrestricted Cash: cash or Cash Equivalents not subject to Agent’s Lien and control under documents reasonably satisfactory to Agent.
Unused Line Fee Rate: a per annum rate equal to 0.20%.
Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.
U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.
U.S. Tax Compliance Certificate: as defined in Section 5.9.2(b)(iii).
Value: for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.
Working Capital Assets: as defined in Section 7.1(e).
Write-Down and Conversion Powers: (a) the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule; or (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2.Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same lease accounting treatment as used in such financial statements; provided, that Borrowers may adopt a change required or permitted by GAAP after the Closing Date as long as Borrowers’ certified public accountants concur in such change. Upon request by Agent or Required Lenders, Borrowers’ financial statements and Borrower Materials shall set forth a reconciliation between calculations made before and after giving effect to any change in GAAP.
1.3.Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York: “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Inventory,” “Investment Property,” “Letter-of-Credit Right,” “Securities Accounts” and “Supporting Obligation.”
1.4.Certain Matters of Construction. The rules of construction and interpretation included in this Section apply to all Loan Documents. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to the applicable Loan Document as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” “through” means “through and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” mean “including, without limitation,” “or” includes “and/or”, and the rule of ejusdem generis does not apply. Section titles appear as a matter of convenience only and shall not affect the interpretation of a Loan Document. Reference to any (a) laws or statutes includes all related rules, regulations, interpretations, supplements, amendments and successor provisions; (b) document, instrument or agreement includes any amendment, extension, supplement, waiver, replacement and other modification thereto (to the extent permitted by the Loan Documents); (c) section means, unless the context otherwise requires, a section of the applicable Loan Document; (d) exhibit or schedule means, unless the context otherwise requires, an exhibit or schedule attached to the applicable Loan Document, which is thereby incorporated by reference; (e) Person includes its permitted successors and assigns; (f) time of day means the time at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender means the sole and absolute discretion of such Person exercised at any time. Any references to Value, Borrowing Base components, fundings of Loans, issuances of Letters of Credit, payments of Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and any determination (including calculation of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Obligors have the burden of establishing any alleged negligence, misconduct or lack of good faith by any Indemnitee under a Loan Document. No provision of a Loan Document shall be construed against a party by reason of it having, or being deemed to have, drafted the provision. Reference to an Obligor’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.
1.5.Division. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company or limited partnership, or an allocation of assets to a series of any such entity (or the unwinding of a Division or allocation) as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a Person shall constitute a separate Person hereunder.
SECTION 2.CREDIT FACILITIES
2.1.Loan Commitments.
2.1.1.Commitments. Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans to Borrowers from time to time through the Termination Date. The Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Loan if Revolver Usage after giving effect to such requested Loan would exceed the Borrowing Base.
2.1.2.Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loans.
2.1.3.Use of Proceeds. The proceeds of Loans shall be used by Borrowers, whether directly or indirectly, as set forth in Section 10.1.4.
2.1.4.Voluntary Reduction or Termination. Upon at least five (5) Business Days, in the case of a reduction, or ten (10) days, in the case of a termination, prior written notice to Agent at any time, Borrowers may terminate or reduce the Commitments. Each reduction shall be in a minimum amount of $10,000,000 and in minimum increments of $5,000,000 and shall be specified in the notice; provided, that the aggregate amount of the Commitment shall at no time be reduced by Borrowers to less than $25,000,000, unless all of the Commitments are fully terminated. Any notice of termination or reduction by Borrowers shall be irrevocable.
2.1.5.Overadvances. Any Overadvance shall be repaid by Borrowers upon demand by Agent, and shall constitute an Obligation secured by the Collateral, entitled to all benefits of the Loan Documents. Agent may require Lenders to fund Base Rate Loans that cause or constitute an Overadvance and to forbear from requiring Borrowers to cure an Overadvance, as long as the total Overadvance does not exceed 10% of the Borrowing Base and does not continue for more than 30 consecutive days without the consent of Required Lenders. In no event shall Loans be required that would cause Revolver Usage to exceed the aggregate Commitments. No funding or sufferance of an Overadvance shall constitute a waiver by Agent or Lenders of the Event of Default caused thereby. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.
2.1.6.Protective Advances. Agent shall be authorized, in its discretion, at any time that any condition in Section 6 is not satisfied, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount of 10% of the Commitment outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. No funding of a Protective Advance shall constitute a waiver by Agent or Lenders of any Event of Default relating thereto. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.
2.1.7.Increase in Commitments. Borrowers may request an increase in Commitments from time to time upon not less than 30 days’ notice to Agent, as long as (a) the requested increase is in a minimum amount of $10,000,000 and is offered on the same terms as existing Commitments, except for a closing fee specified by Borrowers and (b) total increases under this Section do not exceed $50,000,000 and no more than 5 increases are made. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Commitments and become Lenders hereunder. Agent may allocate, in its discretion, the increased Commitments among committing Lenders and, if necessary, Eligible Assignees. Total Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent; provided, that (i) the conditions set forth in Section 6.2 are satisfied at such time; and (ii) to the extent Collateral includes any Real Estate, flood insurance diligence and documentation have been completed as required by all Flood Laws or otherwise in a manner satisfactory to all Lenders. Agent, Borrowers, and the new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Commitments. On the effective date of an increase, the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders, and settled by Agent as necessary, in accordance with Lenders’ adjusted shares of Commitments.
2.2.Letter of Credit Facility.
2.2.1.Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time until the Termination Date, on the terms set forth herein, including the following:
(a)Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements reasonably satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.
(b)Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business or as otherwise approved by Agent. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, but Issuing Bank may require a new LC Application in its discretion.

(c)Borrowers assume all risks of beneficiaries’ acts, omissions or misuses of Letters of Credit. None of Agent, Issuing Bank or Lenders shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial, incomplete or failed shipment of any goods referred to in a Letter of Credit or Documents; deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in translation or interpretation of technical terms; misapplication by a beneficiary of a Letter of Credit or proceeds thereof; or consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. Borrowers shall take all action (including enforcement of available rights against a beneficiary) to avoid and mitigate damages relating to Letters of Credit or claimed against Issuing Bank, Agent or any Lender. Issuing Bank shall be fully subrogated to all rights and remedies of a beneficiary whose claims are discharged through a Letter of Credit.
(d)In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or other Communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may use legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act (and shall be fully protected in any action taken in good faith reliance) upon any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
2.2.2.Reimbursement; Participations.
(a)If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (the “Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.
(b)Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrowers do not make a payment to Issuing Bank when due hereunder, Agent shall promptly notify Lenders and each Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession.
(c)The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made as provided in this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; a draft, certificate or other document presented under a Letter of Credit being determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; honor of an electronic demand for payment even if a draft is required; payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Issuing Bank does not assume responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make any express or implied warranty, representation or guaranty to Lenders with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of, any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.
(d)No Indemnitee shall be liable to any Obligor, Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of such Indemnitee’s gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Lenders.
2.2.3.Cash Collateral. At Agent’s or Issuing Bank’s request, Borrowers shall Cash Collateralize (a) the Fronting Exposure of any Defaulting Lender; and (b) all outstanding Letters of Credit if an Event of Default exists, the Termination Date is scheduled to occur within 20 Business Days or the Termination Date occurs. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).
2.2.4.Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers, and any resignation of Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank. From the effective date of its resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall otherwise have all rights and obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. A replacement Issuing Bank may be appointed by written agreement among Agent, Borrower Agent and the new Issuing Bank.
SECTION 3.INTEREST, FEES AND CHARGES
3.1.Interest.
3.1.1.Rates and Payment of Interest.
(a)The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a BSBY Loan, at the BSBY Rate for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans.
(b)During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.
(c)Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, as applicable, until paid in full by Borrowers, and shall in no event be less than zero at any time. Interest accrued on the Loans is due and payable in arrears (i) on each Interest Payment Date; (ii) concurrently with prepayment of any BSBY Loan, with respect to the principal amount being prepaid;

and (iii) on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the applicable agreements or, if no payment date is specified, on demand.
3.1.2.Application of BSBY to Outstanding Loans.
(a)Borrowers may elect to convert any portion of Base Rate Loans to, or to continue any BSBY Loan at the end of its Interest Period as, a BSBY Loan. During any Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a BSBY Loan.
(b)Borrower Agent shall give Agent a Notice of Conversion/Continuation no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, at expiration of an Interest Period for a BSBY Loan, Borrowers have failed to deliver a Notice of Conversion/Continuation, the Loan shall convert into a Base Rate Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate used in determining BSBY Rate or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternate or replacement for or successor to any such rate (including any Successor Rate) or the effect of any of the foregoing, or of any Conforming Changes.
3.1.3.Interest Periods. Borrowers shall select an interest period (“Interest Period”) of one, three or six months (in each case, subject to availability) to apply to each BSBY Loan; provided, that (a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a BSBY Loan, and shall expire on the numerically corresponding day in the calendar month at its end; (b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of the ending month, then the Interest Period shall expire on such month’s last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and (c) no Interest Period shall extend beyond the Termination Date.
3.2.Fees.
3.2.1.Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Commitments exceed the average daily Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Termination Date.
3.2.2.LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for BSBY Loans times the average daily Stated Amount of Letters of Credit, payable in arrears on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, payable in arrears on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2.00% per annum.
3.2.3.Fee Letters. Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement.
3.3.Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fee, interest rate or amounts payable hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section

3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8 that is submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.
3.4.Reimbursement Obligations. Borrowers shall pay all Claims promptly upon request. Borrowers shall also reimburse Agent for all reasonable and documented out-of-pocket legal, accounting, appraisal, consulting, and other fees and expenses incurred by it in connection with (a) negotiation and preparation of Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to Section 10.1.1(b), any examination or appraisal with respect to any Obligor or Collateral by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate information in Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.
3.5.Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder, to make, maintain, issue, fund, commit to, participate in, or charge applicable interest or fees with respect to any Loan or Letter of Credit, or to determine or charge interest based on BSBY Rate, then, on notice thereof by such Lender to Agent, (a) any obligation of such Lender to perform such obligations, to make, maintain, issue, fund, commit to or participate in the Loan or Letter of Credit (or to charge interest or fees otherwise applicable thereto), or to continue or convert Loans as BSBY Loans, shall be suspended and (b) if such notice asserts the illegality of such Lender to make or maintain Base Rate Loans whose interest rate is determined by reference to BSBY Rate, the interest rate applicable to such Lender’s Base Rate Loans shall, as necessary to avoid such illegality, be determined by Agent without reference to the BSBY Rate component of Base Rate, in each case until such Lender notifies Agent that the circumstances giving rise to Lender’s determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or convert BSBY Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the Loan and charge applicable interest to such day, or immediately, if such Lender cannot so maintain the Loan. Upon any such prepayment or conversion of a Loan pursuant to this Section, Borrowers shall also pay accrued interest on the amount so prepaid or converted.
3.6.Inability to Determine Rates.
3.6.1.Inability to Determine Rate. If in connection with any request for a BSBY Loan or a conversion to or continuation thereof, as applicable, (a) Agent determines (which determination shall be conclusive absent manifest error) that (i) no Successor Rate has been determined in accordance with Section 3.6.2, and the circumstances under Section 3.6.2(a) or the Scheduled Unavailability Date has occurred (as applicable), or (ii) adequate and reasonable means do not otherwise exist for determining BSBY Rate for any requested Interest Period with respect to a proposed BSBY Loan or in connection with an existing or proposed Base Rate Loan, or (b) Agent or Required Lenders determine that for any reason that BSBY Rate for any requested Interest Period with respect to a proposed BSBY Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrowers and Lenders. Thereafter, (x) the obligation of Lenders to make, maintain, or convert Base Rate Loans to, BSBY Loans shall be suspended (to the extent of the affected BSBY Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the

BSBY Rate component of Base Rate, the utilization of such component in determining Base Rate shall be suspended, in each case until Agent (or, in the case of a determination by Required Lenders described above, until Agent upon instruction of Required Lenders) revokes such notice. Upon receipt of such notice, (i) Borrowers may revoke any pending request for a Borrowing, conversion or continuation of BSBY Loans (to the extent of the affected BSBY Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans, and (ii) any outstanding BSBY Loans shall convert to Base Rate Loans at the end of their respective Interest Periods.
3.6.2.Replacement of BSBY. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if Agent determines (which determination shall be conclusive absent manifest error), or Borrower Agent or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to Borrowers) that Borrowers or Required Lenders (as applicable) have determined, that:
(a)adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of BSBY Rate, including because the BSBY Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or
(b)Bloomberg or any successor administrator of the BSBY Screen Rate or a Governmental Authority having jurisdiction over Agent, Bloomberg or such administrator has made a public statement identifying a specific date after which one month, three month and six month interest periods of BSBY Rate or the BSBY Screen Rate shall or will no longer be representative or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, or that such interest periods or BSBY Screen Rate have failed to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that, at the time of such statement, there is no successor administrator satisfactory to Agent that will continue to provide such representative interest periods of BSBY Rate after such specific date (the latest date on which one month, three month and six month interest periods of BSBY Rate or the BSBY Screen Rate are no longer representative or available permanently or indefinitely, “Scheduled Unavailability Date”);
then, on a date and time determined by Agent (any such date, “BSBY Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, BSBY Rate will be replaced hereunder and under any other applicable Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any interest period for interest calculated that can be determined by Agent, in each case, without any amendment to, or further action or consent of any other party to any Loan Document (“Successor Rate”):
(i)Term SOFR plus the SOFR Adjustment; and
(ii)Daily Simple SOFR plus the SOFR Adjustment;
provided, that if initially BSBY is replaced with Daily Simple SOFR plus the SOFR Adjustment and, subsequent to such replacement, Agent determines that Term SOFR has become available and is administratively feasible for Agent in its discretion, and Agent notifies Borrower Agent and Lenders of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than 30 days after the date of such notice, the Successor Rate shall be Term SOFR plus the SOFR Adjustment. If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest will be payable on a monthly basis.
Notwithstanding anything to the contrary herein, (i) if Agent determines that neither of the alternatives in clauses (i) and (ii) above is available on or prior to the BSBY Replacement Date or (ii) if the events or circumstances of the type described in clauses (a) or (b) above have occurred with respect to the Successor Rate then in effect, then in each case, Agent and Borrower Agent may amend this Agreement solely for the purpose of replacing BSBY Rate or any then current Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service selected by Agent from time to time in its discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent posts such proposed amendment to all Lenders and Borrowers unless, prior to such time, Required Lenders deliver to the Administrative Agent written notice that Required Lenders object to the amendment.
Agent will promptly (in one or more notices) notify Borrowers and Lenders of implementation of any Successor Rate. A Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent market practice is not administratively feasible for Agent, the Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero (0), the Successor Rate will be deemed to be zero (0) for all purposes of the Loan Documents.
In connection with implementation of a Successor Rate, Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary in any Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that with respect to any such amendment effected, Agent shall post each amendment implementing Conforming Changes to Borrowers and Lenders reasonably promptly after such amendment becomes effective.
3.7.Increased Costs; Capital Adequacy.
3.7.1.Increased Costs Generally. If any Change in Law shall:
(a)impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating BSBY Rate) or Issuing Bank;
(b)subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense (other than Taxes which are required to be reimbursed by Borrowers under Section 5.8) affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;
and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or its Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.
3.7.2.Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting it or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitment, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.
3.7.3.Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.
3.8.Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.8, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate or assign its obligations hereunder to a different Lending Office, if, in the judgment of such Lender, such designation or assignment would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, would not subject the Lender to any unreimbursed cost or expense, and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
3.9.Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a BSBY Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a BSBY Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a BSBY Loan when required, or (d) a Lender (other than a Defaulting Lender) is required to assign a BSBY Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding.
3.10.Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread (in equal or unequal parts) the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 4.LOAN ADMINISTRATION
4.1.Manner of Borrowing and Funding Loans.
4.1.1.Notice of Borrowing.
(a)To request Loans, Borrower Agent shall give Agent a Notice of Borrowing by 11:00 a.m. (i) on the requested funding date, in the case of Base Rate Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of BSBY Loans. Notices received by Agent after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or BSBY Loan, and (D) in the case of a BSBY Loan, the applicable Interest Period (which shall be deemed to be one month if not specified).
(b)Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC

Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.
(c)If a Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.
4.1.2.Fundings by Lenders. Except for Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for a Base Rate Loan or by 3:00 p.m. two Business Days before a proposed funding of a BSBY Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by Borrower Agent and acceptable to Agent. Unless Agent receives (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. Agent, a Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.
4.1.3.Swingline Loans; Settlement; Rescindable Amounts.
(a)To fulfill any request for a Base Rate Loan hereunder, Agent may in its discretion advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of 10% of the Commitments. Swingline Loans shall constitute Loans for all purposes, except that payments thereon shall be made to Agent for its own account until settled with or funded by Lenders hereunder.
(b)Settlement of Loans, including Swingline Loans, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrowers or anything herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or any other reason, each Lender shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Interest on a Loan shall be payable in favor of a Lender from the later of the date the Loan is advanced to Borrowers and the date the Lender funds the Loan (or participation therein). No Obligor or Secured Party shall be entitled to credit for interest paid by a Secured Party to Agent pursuant to Section 4.1.3(c) or 12.10.2, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.
(c)Unless Agent receives notice from Borrowers prior to the date on which a payment is due to Agent for the account of Lenders or Issuing Bank hereunder that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to Lenders or Issuing Bank, as applicable, the amount due. With respect to any payment that Agent makes for the account of Lenders or Issuing Bank hereunder as to which Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment, a “Rescindable Amount”): (1) Borrowers have not in fact made such payment, (2) Agent has made a payment in excess of the amount so paid by Borrowers (whether or not then owed), or (3) Agent has for any reason otherwise erroneously made such payment, then each Lender or Issuing Bank, as applicable, severally agrees to repay to Agent forthwith on demand the Rescindable Amount so distributed to or otherwise made for the account of such Lender or Issuing Bank, in immediately available funds with interest thereon for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. A notice by Agent to Issuing Bank, any Lender or any Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.
4.1.4.Notices. If Borrowers request, convert or continue Loans, select interest rates or transfer funds based on telephonic or electronic instructions to Agent, Borrowers shall confirm the request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, as applicable. Agent and Lenders are not liable for any loss suffered by a Borrower as a result of Agent or a Lender acting on its understanding of telephonic or electronic instructions from a person believed in good faith to be authorized to give instructions on a Borrower’s behalf.
4.2.Defaulting Lender. Notwithstanding anything herein to the contrary:
4.2.1.Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).
4.2.2.Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders (but only to the extent that such reallocation would not cause the aggregate Revolver Usage of the non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment), fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.
4.2.3.Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of breakage costs for reallocated BSBY Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.
4.3.Number and Amount of BSBY Loans; Determination of Rate. Each Borrowing of BSBY Loans when made shall be in a minimum amount of $10,000,000 and in minimum increments of $1,000,000 in excess thereof. No more than 5 Borrowings of BSBY Loans may be outstanding at any time, and all BSBY Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining BSBY Rate for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.
4.4.Borrower Agent. Each Borrower hereby designates Quotient Technology Inc., a Delaware corporation (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of Communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon any Communication (including any notice of borrowing) delivered by or to Borrower Agent on behalf of any Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any Communication, delivery, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Borrower.
4.5.One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
4.6.Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.2, 3.4, 3.6, 3.7, 3.9, 4.1.3(c), 5.4, 5.8, 5.9, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive any assignment by Agent, Issuing Bank or any Lender of rights or obligations hereunder, termination of any Commitment, and any repayment, satisfaction, discharge or Full Payment of any Obligations.
SECTION 5.PAYMENTS
5.1.General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a BSBY Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Sections 3.1.1(c) and 3.9. Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in accordance with the terms of this Agreement, but whenever possible (provided no Default or Event of Default exists) any prepayment shall be applied to Base Rate Loans before BSBY Loans.
5.2.Repayment of Loans. Loans may be prepaid from time to time, without penalty or premium, pursuant to a Notice of Prepayment to Agent, delivered concurrently with prepayment of a Swingline Loan and at least three Business Days prior to prepayment of other Loans; provided, that no such notice shall be required for payments applied pursuant to Section 5.6. Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder, and any Overadvance or Protective Advance shall be due and payable as provided in Sections 2.1.5 and 2.1.6.
5.3.Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Claims, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.4.Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.
5.5.Application and Allocation of Payments.
5.5.1.Application. Subject to Section 12.5, payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (b) third, to other Obligations specified by Borrowers; and (c) fourth, as determined by Agent in its discretion.
5.5.2.Post-Default Allocation. Subject to Section 12.5, notwithstanding anything in any Loan Document to the contrary, after an Event of Default has occurred and is continuing and the Agent so elects or the Required Lenders so direct, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:
(a)FIRST, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;
(b)SECOND, to all other amounts owing to Agent, including Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;
(c)THIRD, to all amounts owing to Issuing Bank;
(d)FOURTH, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;
(e)FIFTH, to all Obligations (other than Secured Bank Product Obligations) constituting interest;
(f)SIXTH, to Cash Collateralize all LC Obligations;
(g)SEVENTH, to all Loans, and to Secured Bank Product Obligations constituting Swap Obligations (including Cash Collateralization thereof) up to the amount of Availability Reserves existing therefor;
(h)EIGHTH, to all other Secured Bank Product Obligations; and
(i)LAST, to all remaining Obligations.
Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in each category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations in this Section are solely to determine the priorities among Secured Parties and may be changed by agreement of affected Secured Parties without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and no Borrower has any right to direct the application of payments or Collateral proceeds subject to this Section.

5.5.3.Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).
5.6.Dominion Account. During a Trigger Period, all amounts held in Dominion Accounts as of the end of a Business Day shall be applied by Agent on the next proceeding Business Day to reduce the outstanding principal balance of the Obligations (without a permanent reduction of the Commitment).
5.7.Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries in a loan account shall be presumptive evidence of the information contained therein. If information in a loan account is provided to or inspected by or on behalf of a Borrower, the information shall be conclusive and binding on Borrowers for all purposes absent manifest error, except to the extent Borrower Agent notifies Agent in writing within 30 days of specific information subject to dispute.
5.8.Taxes.
5.8.1.Payments Free of Taxes; Obligation to Withhold; Tax Payment.
(a)All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by the Agent in its Permitted Discretion or an Obligor in its good faith discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding. For purposes of Sections 5.8 and 5.9, “Applicable Law” shall include FATCA and “Lender” shall include Issuing Bank.
(b)If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is required to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes been made (including such deductions and withholdings applicable to additional sums payable under this Section).
(c)If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount required to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes been made (including such deductions and withholdings applicable to additional sums payable under this Section).
5.8.2.Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.
5.8.3.Tax Indemnification.
(a)Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.
(b)Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.
5.8.4.Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.
5.8.5.Treatment of Certain Refunds. If a Recipient determines in its Permitted Discretion that it has received a refund of Taxes that were indemnified by Obligors or with respect to which an Obligor paid additional amounts pursuant to this Section, it shall pay the amount of such refund to the applicable Obligor (but only to the extent of indemnity payments or additional amounts actually paid by Obligors with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Obligors shall, upon request by the Recipient, repay to the Recipient such amount paid over to Obligors (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Obligors if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.
5.9.Lender Tax Information.
5.9.1.Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.9.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.
5.9.2.Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a)Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(b)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)executed copies of IRS Form W-8ECI;
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form reasonably satisfactory to the Borrowers and Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BENE; or
(iv)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE, a U.S. Tax Compliance Certificate in form reasonably satisfactory to the Borrowers and Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form satisfactory to the Borrowers an Agent on behalf of each such partner;
(c)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and
(d)if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.
(e)To the extent legally permissible, the Agent, in the event that the Agent is a U.S. Person, shall deliver an IRS Form W-9 to the Borrower and if the Agent is not a U.S. Person, the applicable IRS Form W-8 certifying its exemption from U.S. withholding Taxes with respect to amounts payable hereunder, on or prior to the date the Agent becomes a party to this Agreement.

5.9.3.Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.
5.9.4.Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
5.10.Nature and Extent of Each Borrower’s Liability.
5.10.1.Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent, Lenders and any other Secured Party the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action or inaction of any Secured Party in respect thereof (including the release of any security or guaranty); (d) insolvency of any Obligor; (e) election by any Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) disallowance of any claims of a Secured Party against an Obligor for repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, other than Full Payment of the Obligations.
5.10.2.Waivers.
(a)Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel any Secured Party to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower and Secured Party that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
(b)Secured Parties may, in their reasonable discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section. If, in taking any action in connection with the exercise of any rights or remedies, a Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of a Secured Party to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but may be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which a Secured Party might otherwise be entitled but for such bidding at any such sale.
5.10.3.Extent of Liability; Contribution.
(a)Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.
(b)If any Borrower makes a payment under this Section of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
(c)Nothing in this Section 5.10 shall limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their reasonable discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.
(d)Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.
5.10.4.Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.
5.10.5.Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.
SECTION 6.CONDITIONS PRECEDENT
6.1.Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied (or waived in accordance with Section 14.1):
(a)Agent shall have received copies of each Loan Document, duly executed and delivered to Agent by each of the signatories thereto.
(b)Agent shall have received (i) evidence, in form and substance reasonably satisfactory to Agent, that appropriate UCC (or equivalent) financing statements will be filed in such office or offices as may be necessary to perfect the Agent’s Liens in the Collateral and (ii) the results of a recent UCC and lien search in each jurisdiction where the Obligors are organized and where the assets of the Borrowers are located, and each such search shall reveal no Liens upon the Collateral, other than Permitted Liens and Liens discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Agent.
(c)Agent shall have received each Deposit Account Control Agreement required to be provided by Section 8.2.4 with respect to each Dominion Account in form and substance, and with financial institutions, reasonably satisfactory to Agent.
(d)Agent shall have received a certificate, in form and substance satisfactory to it, signed by a knowledgeable Senior Officer of each Borrower, dated as of the Closing Date, certifying that (i) as of the Closing Date and after giving effect to the initial Loans and transactions hereunder such Borrower is and shall be Solvent; (ii) no Default or Event of Default has occurred and is continuing; (iii) the representations and warranties set forth in the Loan Documents are true and correct in all material respects as of such date; and (iv) as to any other factual matters as may be reasonably requested by the Agent.
(e)Agent shall have received a certificate of each Obligor, dated the Closing Date and executed by a duly authorized officer of such Obligor, certifying (i) that attached copies of each such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown as of the Closing Date; (ii) that an attached copy of resolutions of each such Obligor’s board of directors/managers (or other managing body in the case of an Obligor that is not a corporation) then in full force and effect, authorizing execution and delivery of the Loan Documents applicable to such Obligor, is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to act with respect to each Loan Document to be executed by such Obligor.
(f)Agent shall have received a written opinion of Cooley LLP, in form and substance reasonably satisfactory to Agent.
(g)Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(h)Agent shall have received a certificate of insurance, together with the endorsements thereto in each case, as to the insurance required by Section 8.6.2, in form and substance reasonably satisfactory to the Agent.
(i)Each Borrower shall have provided, in form and substance reasonably satisfactory to Agent and each Lender, all documentation and other information as Agent or any Lender deems appropriate in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation. If any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent and Lenders in relation to such Borrower.
(j)Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results reasonably satisfactory to Agent. In the reasonable discretion of Agent, there shall not have occurred any material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral since December 31, 2020.
(k)Borrowers shall have paid all reasonable and documented out-of-pocket fees and expenses due and payable to Agent and Lenders pursuant to Section 3.4 and for which invoices have been presented prior to the Closing Date.
(l)Agent shall have received a Borrowing Base Report as of September 30, 2021. After giving effect to the initial funding of Loans and issuance of Letters of Credit and the payment by Borrowers of all fees and expenses incurred in connection herewith and with all of the Obligors’ indebtedness, liabilities and obligations current. Availability shall be at least $20,000,000.
6.2.Conditions Precedent to All Credit Extensions. The obligation of each Lender to make any credit extension hereunder and the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the following conditions:
(a)No Default or Event of Default shall exist, as of such credit extension and after giving effect thereto;
(b)As of such credit extension, the representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered to Agent or any Lender pursuant hereto or thereto on or prior to the date of such credit extension shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of that date of such credit extension to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date; and
(c)No event has occurred or circumstance exists that has or could reasonably be expected to have a Material Adverse Effect; and
(d)With respect to a Letter of Credit issuance, all LC Conditions are satisfied.
Each request (or deemed request) by a Borrower for any credit extension shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of the credit extension.

SECTION 7.COLLATERAL
7.1.Grant of Security Interest. To secure the prompt payment and performance of its Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing Lien on all Property of such Obligor, including the following, whether now owned or hereafter acquired, and wherever located:
(a)all Accounts;
(b)all Goods, including Inventory (if any), but excluding Equipment;
(c)all Deposit Accounts;
(d)all Securities Accounts and all Investment Property held therein;
(e)all monies, whether or not in the possession or under the control of Agent, including any Cash Collateral (all Property set forth in the preceding clauses (a) through (e) are referred to herein as the “Working Capital Assets”);
(f)to the extent relating to, evidencing or governing any Working Capital Assets, all Chattel Paper, including electronic chattel paper, all Commercial Tort Claims, all Documents, all General Intangibles (excluding Intellectual Property), all Instruments, all Investment Property, all Letter-of-Credit Rights; and all Supporting Obligations;
(g)all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and
(h)all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
Notwithstanding the foregoing, “Collateral” shall not include and the security interest granted under this Section 7 hereof shall not attach to any of the following (collectively, “Excluded Property”): (a) assets in respect of which pledges and security interests are prohibited by applicable law, rule or regulation; provided, that immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute “Excluded Property”; (b) Equity Interests in any Person other than wholly-owned Subsidiaries to the extent not permitted by customary terms in such Person’s organizational or joint venture documents; (c) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or creates a right of termination in favor of any other party thereto (other than a Loan Party or any of its Affiliates); provided, that immediately upon the ineffectiveness, lapse or termination of any such express term, such assets shall automatically cease to constitute “Excluded Property”; provided further, that any such limitation described in the foregoing clause (c) shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other Applicable Law (d) any property (excluding, in any event, any asset of the type constituting Working Capital Assets) subject to a capital lease or purchase money security interest (in each case, to the extent permitted under the Loan Documents) to the extent that the granting of a security interest in such property would be prohibited under the terms of such capital lease or purchase money financing (but only for so long as such prohibition remains in effect); provided, that immediately upon the ineffectiveness, lapse or termination of any such express term, such assets shall automatically cease to constitute “Excluded Property”; (e) Excluded Accounts; and (f) more than 65% of the voting stock of any Foreign Subsidiary.
7.2.Lien on Deposit Accounts and Securities Accounts; Cash Collateral.
7.2.1.Deposit Accounts and Securities Accounts. Agent’s Lien hereunder encumbers all amounts credited to any Deposit Account or Securities Account of an Obligor (other than Excluded Accounts), including sums in any blocked, lockbox, sweep or collection account. Each Borrower hereby authorizes and directs each bank, other depository or intermediary to deliver to Agent, upon request, all balances in any Deposit Account or Securities Account maintained for such Borrower, without inquiry into the authority or right of Agent to make such request.
7.2.2.Cash Collateral. Cash Collateral may be invested, at Agent’s reasonable discretion (with the consent of Borrowers, provided no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. As security for its Obligations, each Borrower hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Agent may apply Cash Collateral to payment of such Obligations as they become due, in such order as Agent may elect. All Cash Collateral and related deposit accounts shall be under the sole dominion and control of Agent, and no Borrower or other Person shall have any right to any Cash Collateral until Full Payment of the Obligations or Cash Collateralization is no longer required pursuant to Section 2.2.3.
7.3.Reserved.
7.4.Other Collateral.
7.4.1.Commercial Tort Claims. If any Obligor shall obtain an interest in any Commercial Tort Claim related to Working Capital Assets in an amount in excess of $250,000 for any one such claim or in excess of $500,000 in the aggregate for all such claims, such Obligor shall promptly, and in any event within 30 days after the same has been acquired by it, notify Agent in writing, and upon the request of the Agent, promptly, and in any event within 30 days after such request (or such longer period as the Agent may agree in its reasonable discretion), take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.
7.4.2.Certain After-Acquired Collateral. Obligors shall (a) promptly, and in any event within 30 days, notify Agent if an Obligor obtains an interest in any Securities Account or Deposit Account or, with respect to the Working Capital Assets, any Chattel Paper, Document, Instrument, Intellectual Property, Investment Property or Letter-of-Credit Right related thereto, and (b) upon Agent’s reasonable request, use commercially reasonable efforts take such actions as Agent deems appropriate to effect a perfected, first priority Lien on such Collateral in favor of Agent, which shall include transferring such Collateral to the Agent’s possession and entering into a Deposit Account Control Agreement, other control agreement or Lien Waiver in favor of Agent.
7.5.Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall any Obligor’s grant of a Lien under any Loan Document secure its Excluded Swap Obligations.
7.6.Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Subject to Section 7.4 and Section 10.1.11, promptly, and in any event within 5 Business Days of Agent’s reasonable request (or such longer period as the Agent may agree in its reasonable discretion), Obligors shall use commercially reasonable efforts to deliver such instruments and agreements, and shall take such actions, as Agent deems necessary under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file financing statements in such offices as Agent reasonably determines appropriate to perfect the security interests of the Agent under this Agreement and indicates such Borrower’s Collateral by any description which reasonably approximates the description of Collateral contained in this Agreement and any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment. Such Obligor also ratifies its authorization for Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the Closing Date to effect or perfect Agent’s Lien on any Collateral.

SECTION 8.COLLATERAL ADMINISTRATION
8.1.Borrowing Base Reports. Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) (a) at any time during a Borrowing Base Trigger Period, by Wednesday of each week, a Borrowing Base Report as of the close of business of the previous week, (b) so long as no Borrowing Base Trigger Period is in effect, by the 20th day of each month, a Borrowing Base Report as of the close of business of the previous month. All information (including calculation of Availability) in a Borrowing Base Report shall be certified by a Senior Officer of Borrowers. Agent may from time to time adjust such report (i) due to collections received in the Dominion Account; and (ii) to the extent any information or calculation does not comply with this Agreement.
8.2.Accounts.
8.2.1.Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall also provide to Agent, together with delivery of each Borrowing Base Report, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within five Business Days) after any Borrower has knowledge thereof.
8.2.2.Taxes. If an Account of any Borrower includes a charge for any Taxes of the Borrower, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor and shall use commercially reasonable efforts to promptly deliver to Borrower the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Borrower; provided, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or relate to any Collateral.
8.2.3.Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
8.2.4.Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. Borrowers shall obtain Deposit Account Control Agreements for all Dominion Accounts. If a Dominion Account is not maintained with Bank of America, Agent shall, during any Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
8.2.5.Proceeds of Collateral. Borrowers shall direct all of its Account Debtors to forward all payments on Accounts or otherwise relating to Collateral directly to a Dominion Account. If, notwithstanding the foregoing instructions, any Obligor receives cash or Payment Items with respect to any Collateral, such Obligor shall receive such payments as the Agent’s trustee and shall hold the same in trust for Agent and promptly, but in any event within one Business Day, deposit the same into a Dominion Account.
8.3.Reserved.

8.4.Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made. Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.
8.5.Deposit Accounts and Securities Accounts. Schedule 8.5 to the Disclosure Letter lists all Deposit Accounts and all Securities Accounts maintained by Obligors, including Dominion Accounts. All Deposit Accounts and Securities Accounts of the Obligors (other than accounts exclusively used for payroll, payroll taxes or employee benefits, other disbursement accounts acceptable to Agent, or an account containing not more than $100,000 at any time (collectively, “Excluded Accounts”)) shall be subject to a Deposit Account Control Agreement or a control agreement in favor of Agent and in form and substance reasonably satisfactory to Agent, as applicable. No Obligor will deposit proceeds of Collateral into (a) a Deposit Account not subject to a Deposit Account Control Agreement, (b) a Securities Account or (c) an Excluded Account. Obligors shall be the sole account holders of each Deposit Account and Securities Account and shall not allow any Person (other than Agent, securities intermediary and the depository bank) to have control over their Deposit Accounts, Securities Accounts or any Property deposited therein. Obligors shall, in accordance with Section 7.4.2, promptly notify Agent of any opening or closing of a Securities Account or Deposit Account and, upon Agent’s reasonable request, will amend Schedule 8.5 to the Disclosure Letter to reflect same.
8.6.General Provisions.
8.6.1.Location of Collateral. All tangible items of Collateral shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1 to the Disclosure Letter, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 30 Business Days or such shorter time as agreed to by Agent in its discretion, prior written notice to Agent.
8.6.2.Insurance of Collateral; Condemnation Proceeds.
(a)Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) reasonably satisfactory to Agent; provided, that if Real Estate secures any Obligations, flood hazard diligence, documentation and insurance for such Real Estate shall comply with all Flood Laws or shall otherwise be satisfactory to all Lenders. All proceeds under each policy shall be payable to Agent. Each policy shall include endorsements reasonably satisfactory to Agent (i) showing Agent as lender’s loss payee; (ii) requiring 30 days prior written notice to Agent of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, in its discretion, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim; provided the proceeds are delivered to Agent. If an Event of Default exists, only Agent may settle, adjust and compromise such claims.
(b)Any proceeds of insurance (other than workers’ compensation) and awards from condemnation of Collateral shall be paid directly to Agent for application to the Obligations.
(c)If requested by Obligors in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment, Obligors may use such proceeds or awards to repair or replace such Equipment (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Obligors comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $10,000,000.
8.6.3.Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession, or as such loss or damage arises out of the gross negligence or willful misconduct of the Agent), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.
8.6.4.Defense of Title. Each Obligor shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.
8.7.Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may (in its discretion), without notice and in either its or an Obligor’s name, but at the cost and expense of Borrowers:
(a)Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and
(b)During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts or other Collateral; (vii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (viii) use information contained in any data processing, electronic or information systems relating to Collateral; (ix) exercise any voting or other rights relating to Investment Property; and (x) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.
SECTION 9.REPRESENTATIONS AND WARRANTIES
9.1.General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:
9.1.1.Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is an Affected Financial Institution or Covered Entity. As of the Closing Date, to the best knowledge of any Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to Agent and each Lender in connection with this Agreement is true and correct in all material respects.
9.1.2.Power and Authority. Each Obligor is duly authorized to execute, deliver and perform the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents (including through electronic means) have been duly authorized by all necessary corporate or other organizational actions, and, if required, actions by holders of Equity Interests of any Obligor; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require imposition of a Lien (other than a Permitted Lien) on any Property of any Obligor.
9.1.3.Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
9.1.4.Capital Structure. Schedule 9.1.4 to the Disclosure Letter shows, as of the Closing Date, (a) the name and jurisdiction of organization or incorporation of each and all of the Borrower Agent’s Subsidiaries and (b) the ownership interest of each Obligor and their respective Subsidiaries in each of their respective Subsidiaries, including the percentage of such ownership. Except as disclosed on Schedule 9.1.4 to the Disclosure Letter, in the five years preceding the Closing Date, no Obligor or Subsidiary has changed its name or state of incorporation or organization, has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. All of the issued and outstanding Equity Interests owned by any Obligor in its Subsidiaries have been duly issued and are fully paid and non-assessable and are free and clear of all Liens other than Permitted Liens.
9.1.5.Title to Properties; Priority of Liens. Each Obligor has good and marketable title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens..
9.1.6.Accounts. Borrowers warrant, with respect to each Account shown as an Eligible Account in a Borrowing Base Report, that:
(a)it is genuine and in all respects what it purports to be;
(b)it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with the terms and conditions of any purchase orders, contracts or other document relating thereto;
(c)it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;
(d)it is not subject to any offset, Lien (other than Permitted Liens), deduction, defense, dispute, counterclaim or other materially adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency of any kind;
(e)no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and
(f)to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract at the time any contract or other document giving rise to the Account was executed, (iii) the Account Debtor is Solvent; (iv) there are no proceedings or actions threatened in writing or pending against the Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
9.1.7.Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholders’ equity, of Obligors and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present, in all material respects, the financial position and results of operations of Obligors and their Subsidiaries as of such dates and for such periods indicated, subject to normal year-end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and the absence of footnotes. Since December 31, 2020, there has been no change in the financial condition of any Obligor or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement furnished by or on behalf of any Obligor to Agent or Lenders in connection with the transactions contemplated hereby contains any untrue statement of a material fact as of the date such information was furnished to the Agent or Lenders, or fails to disclose any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that with respect to projected financial information and any other forward-looking statements, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at such time, it being recognized by the Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material. Each Obligor and Subsidiary is Solvent.
9.1.8.Surety Obligations. No Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
9.1.9.Taxes. Each Obligor and each Subsidiary has filed or caused to be filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes required to have been paid by it, except in each case to the extent being Properly Contested, or to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The provision for Taxes on the books of each Obligor and Subsidiary is adequate for all years not closed by applicable statutes and for its current Fiscal Year, except to the extent not reasonably expected to have a Material Adverse Effect.
9.1.10.Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable to any third party in connection with any transactions contemplated by the Loan Documents.
9.1.11.Intellectual Property. Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property) Obligor that could reasonably be expected to have a Material Adverse Effect.
9.1.12.Governmental Approvals. Each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
9.1.13.Compliance with Laws. Each Obligor and Subsidiary has duly complied in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law.
9.1.14.Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14 to the Disclosure Letter, no Obligor’s or Subsidiaries’ past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Obligor or Subsidiary has received any Environmental Notice. No Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.
9.1.15.Reserved.
9.1.16.Litigation. Except as shown on Schedule 9.1.16 to the Disclosure Letter, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened in writing against any Obligor or Subsidiary, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim related to the Working Capital Assets in excess of $1,000,000.
9.1.17.No Defaults. No event or circumstance has occurred and is continuing that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money.
9.1.18.ERISA. Except as disclosed on Schedule 9.1.18 to the Disclosure Letter:
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.
(b)There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect. No Obligor is or will be using “plan assets” (within the meaning of 29 C.F.R. §2510.3-101, as modified by ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to its entrance into, participation in, administration of and performance of the Loans, Letter of Credits, Commitments or Loan Documents.
(c)No ERISA Event has occurred or is reasonably expected to occur. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%. No Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid. No Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA. No Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.
(d)With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.
9.1.19.Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Obligor or Subsidiary. There exists no condition or circumstance that could reasonably be expected to materially impair the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20.Labor Relations. Except as described on Schedule 9.1.20 to the Disclosure Letter, the consummation of the transactions under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Obligors or any of their Subsidiaries is bound. There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.
9.1.21.Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.
9.1.22.Not a Regulated Entity. No Obligor is an “investment company” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
9.1.23.Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Federal Reserve Board of Governors.
9.1.24.OFAC; Anti-Corruption Laws. No Obligor, Subsidiary, or any director, officer, employee, agent, affiliate or representative thereof, (i) is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a Designated Jurisdiction, or (ii) included on OFAC’s List of Specifically Designated Nationals, or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority. The Borrower and its Subsidiaries have conducted their businesses in compliance with all applicable Sanctions and Anti-Corruption Laws.
9.2.Complete Disclosure. No Loan Document contains any material misstatement of fact, or fails to disclose any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to projected financial information, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date.
SECTION 10.COVENANTS AND CONTINUING AGREEMENTS
10.1.Affirmative Covenants. As long as any Commitment or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:
10.1.1.Inspections; Appraisals.
(a)Permit Agent from time to time, subject (unless an Event of Default has occurred and is continuing) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.
(b)Reimburse Agent for all its charges, costs and expenses in connection with examinations of Obligors’ books and records or any other financial or Collateral matters as it deems appropriate up to one (1) time per Loan Year and up to two (2) times per Loan Year, if, at any time in the prior 12 month period a Trigger Period was in effect; provided, that if an examination is initiated during a Default or Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Obligors without regard to such limits. Obligors shall pay Agent’s then standard charges for examination activities, including charges for its internal examination groups, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations (which shall not be included in the limits provided above) reasonably satisfactory to Agent.
10.1.2.Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:
(a)as soon as available, and in any event within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification or similar notation) by a firm of independent certified public accountants of recognized standing selected by Borrower Agent and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;
(b)as soon as available, and in any event within 45 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such quarter and the related statements of income and cash flow for such quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal yearend adjustments and the absence of footnotes;
(c)concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while an Event of Default has occurred and is continuing, a Compliance Certificate executed by the chief financial officer of Borrower Agent;
(d)concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;
(e)not later than 60 days after the commencement of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, quarter by quarter, and for the next two Fiscal Years, year by year;
(f)at Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;
(g)promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;
(h)promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;
(i)    such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition, ownership or business.
10.1.3.Notices.

(a)Notify Agent and Lenders in writing, promptly after an Obligor’s knowledge thereof, of any of the following affecting an Obligor: (a) threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to result in a Material Adverse Effect; (b) a pending or threatened labor dispute, strike or walkout to the extent such event could reasonably be expected to results in a Material Adverse Effect; (c) default under or termination of a Material Contract; (d) existence of a Default or Event of Default; (e) judgment in an amount exceeding $10,000,000; (f) assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA or any Environmental Law), if an adverse resolution could have a Material Adverse Effect; (h) an Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of an Environmental Notice; (i) occurrence of an ERISA Event; (j) material change in any accounting or financial reporting practice that affects calculation of the Borrowing Base, any Reserve or any covenant hereunder; (k) change in any information contained in a Beneficial Ownership Certificate delivered to Agent or any Lender; (l) discharge of or withdrawal or resignation by Borrowers’ independent accountants; or (m) opening or move of an office or place of business, at least 30 days prior thereto.
(b)Documents required to be delivered pursuant to Sections 10.1.2 and 10.1.3 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (x) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (y) on which such documents are posted on a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether made available by the Agent); provided, that: (A) upon written request by the Agent (or any Lender through the Agent) to the Borrower Agent, the Borrower Agent shall deliver paper copies of such documents to the Agent or such Lender until a written request to cease delivering paper copies is given by the Agent or such Lender and (B) the Borrower Agent shall notify the Agent and each Lender (by fax or through Electronic Systems) of the posting of any such documents and provide to the Agent through Electronic Systems electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents to it and maintaining its copies of such documents
10.1.4.Use of Proceeds. The proceeds of the Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the target of any Sanction; or (ii) in any manner that would result in a violation of a Sanction, Anti-Corruption Law or other Applicable Law by any Person (including any Secured Party or other individual or entity participating in any transaction).
10.1.5.Compliance with Laws. Comply in all material respects with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Each Obligor and Subsidiary shall maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6.Taxes. Pay and discharge, in all material respects, all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
10.1.7.Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance in form and substance and with insurers reasonably satisfactory to Agent, with respect to the Properties and business of Obligors and Subsidiaries of such type, in such amounts, and with such coverages and deductibles as are customary for companies similarly situated, with deductibles and subject to endorsements and assignments reasonably satisfactory to Agent.
10.1.8.Licenses. In the event that any Obligor obtains knowledge that any Material License is infringed, misappropriated or diluted, such Obligor shall promptly take all reasonable actions to stop such infringement, misappropriation or dilution and protect its rights in such Material License. In the event that any Obligor has breached or is in material default of any Material License, it shall promptly notify Agent of such breach or default and if requested by Agent, take all such reasonable actions as the Agent shall deem appropriate under the circumstances to protect and keep in full force and effect such Material License.
10.1.9.Future Subsidiaries. If any Subsidiary (other than an Excluded Subsidiary) of an Obligor is formed or acquired after the Closing Date, the Borrower Agent shall promptly, but in any event within 60 days (or such longer period as Agent may agree in its reasonable discretion), following the date on which such Subsidiary is formed or acquired and, by such date cause such Subsidiary (other than an Excluded Subsidiary) to guaranty the Obligations in a manner reasonably satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent on all assets of such Person, including delivery of legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate.
10.1.10. Conduct of Business. Carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as is presently conducted.
10.1.11. Post-Closing Obligations. Execute and deliver the documents and complete the actions set forth on Schedule 10.1.11 to the Disclosure Letter in each case (i) in form and substance reasonably satisfactory to the Agent and (ii) within the time limits specified on such schedule (or within such extended times as agreed by the Agent in its sole discretion).
10.2.Negative Covenants. As long as any Commitment or Obligations hereunder shall remain outstanding, each Obligor shall not, and shall not permit any of their Subsidiaries to, without Agent’s prior written consent:
10.2.1.Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
(a)the Obligations;
(b)Subordinated Debt;
(c)Permitted Purchase Money Debt;
(d)existing Borrowed Money not satisfied with the initial Loan proceeds;
(e)Debt with respect to Bank Products incurred in the Ordinary Course of Business;
(f)Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by an Obligor or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $10,000,000 in the aggregate at any time;

(g)Permitted Contingent Obligations;
(h)Permitted Term Loan Debt;
(i)trade payables incurred in the Ordinary Course of Business on normal trade credit;
(j)Debt consisting of insurance premiums accrued but not yet due;
(k)Debt owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations of such Person, in each case incurred in the Ordinary Course of Business;
(l)to the extent constituting Debt, Investments of the type described in clauses (e) and (k) of the definition of “Restricted Investment” hereunder;
(m)obligations under any earn-out (which for all purposes of this Agreement shall be valued at the maximum potential amount payable with respect to such earn-out) so long as the payment of such earn-outs (other than the Ubimo Earnout) are subordinated to the Full Payment of the Obligations pursuant to an agreement in form and substance reasonably satisfactory to Agent;
(n)Refinancing Debt as long as each Refinancing Condition is satisfied; and
(o)unsecured Debt up to $10,000,000 in the aggregate at any time.
10.2.2.Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
(a)Liens in favor of Agent;
(b)Purchase Money Liens securing Permitted Purchase Money Debt;
(c)Liens for Taxes not yet due or being Properly Contested;
(d)statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary;
(e)Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Agent’s Liens or are required or provided by law;
(f)Liens arising in the Ordinary Course of Business that are subject to Lien Waivers pursuant to Section 7.4.2;
(g)Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;
(h)easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;
(i)normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j)Liens securing Permitted Term Loan Debt; provided, that to the extent any such Liens attach to the Working Capital Assets, (x) such Liens are subject to the terms of an Intercreditor Agreement and are at all times subordinated to the Liens of the Agent and (y) Agent has been granted a Lien on the Properties of the Obligors (other than the Working Capital Assets) to secure the Obligations and such Liens are at all times subordinated to the Liens securing the Permitted Term Loan Debt;
(k)Liens on assets other than Working Capital Assets securing Debt permitted under Section 10.2.1;
(l)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;
(m)Liens arising in the ordinary course of business (such as Liens of carriers, warehousemen, mechanics, suppliers and materialmen) and other similar liens imposed by law for sums not yet due and payable or, if due and payable, those being Property Contested; (i) leases or subleases of real property granted in the Ordinary Course of Business, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the Ordinary Course of Business; and
(n)Liens on assets (other than Accounts) acquired in a Permitted Acquisition, securing Debt permitted by Section 10.2.1(f); and
(o)other Liens shown on Schedule 10.2.2 to the Disclosure Letter.
10.2.3.Reserved.
10.2.4.Distributions. Declare or make any Distributions, except Permitted Distributions.
10.2.5.Investments. Make any Restricted Investment.
10.2.6.Disposition of Assets. Make any Disposition, except a Permitted Disposition
10.2.7.Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) intercompany loans by an Obligor to another Obligor and by a Subsidiary that is not an Obligor to another Subsidiary that is not an Obligor; and (e) to the extent constituting loans and advances, Investments of the type described in clauses (a) through (l) of “Restricted Investment.”
10.2.8.Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any earn-out or other deferred purchase price with respect to an Acquisition, Subordinated Debt or Borrowed Money, except:
(a)Payments in respect of the Ubimo Earnout not to exceed $25,000,000 so long as all Ubimo Earnouts are paid in full by no later than June 30, 2022 and no Event of Default exists immediately before and after giving effect to such payment;
(b)payments in respect of Subordinated Debt to the extent not prohibited by the subordination agreement in respect thereof or the subordination provisions thereof;
(c)regularly scheduled payments with respect to Borrowed Money (other than Subordinated Debt); and

(d)prepayments with respect to Borrowed Money (other than Subordinated Debt); provided, that the Payment Conditions have been satisfied.
10.2.9.Fundamental Changes. Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization, in each case, without providing 30 days, or such shorter time as agreed by Agent in its discretion, prior written notice to Agent liquidate, wind up its affairs or dissolve itself; consummate or unwind a Division; effect a Disposition of substantially all its assets; or merge, combine or consolidate with any Person; in each case, whether in a single transaction or series of related transactions, except for (a) mergers or consolidations of a wholly owned Subsidiary with or into another wholly owned Subsidiary when no Default or Event of Default exists, provided, that, if an Obligor is involved, the Obligor is the surviving entity; or (b) Permitted Acquisitions.
10.2.10. [Reserved].
10.2.11. Organic Documents. Amend, modify or otherwise change any of its Organic Documents in a manner that is materially adverse to the Lenders, except in connection with a transaction permitted under Section 10.2.9.
10.2.12. [Reserved].
10.2.13. Accounting Changes. Make any material change in accounting treatment or reporting practices, except in accordance with Section 1.2; or change its Fiscal Year.
10.2.14. Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.
10.2.15. Swaps. Enter into any Swap, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
10.2.16. [Reserved]
10.2.17. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) loans (or cancellation of loans) or advances to consultants, employees, officers or directors of Borrower Agent or any of its Subsidiaries which are approved by a majority of the board of directors of Borrower Agent in good faith; (d) transactions solely among Obligors which are otherwise permitted hereunder; and (e) transactions with Affiliates in the Ordinary Course of Business, upon terms no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.
10.2.18. Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.
10.2.19. Amendments to Debt. Amend, waive or otherwise modify any document, instrument or agreement relating to any Subordinated Debt or Borrowed Money, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Obligor or Subsidiary, or that is otherwise materially adverse to any Obligor, any Subsidiary or Lenders; or (g) to the extent related to Subordinated Debt, results in the Obligations not being fully benefited by the subordination provisions thereof.

10.3.Financial Covenants. As long as any Commitment or Obligations are outstanding, Borrowers shall:
10.3.1.Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio for each 4 Fiscal Quarter period ending on the date of measurement of at least 1.00 to 1.00, measured quarterly as of the last day of each Fiscal Quarter for the most recent period for which financial statements were required to be delivered hereunder.
SECTION 11.EVENTS OF DEFAULT; REMEDIES ON DEFAULT
11.1.Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a)Any Obligor fails to pay (i) any principal of any Loan or any reimbursement obligation with respect to any LC Obligations when and as the same shall become due and payable (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) any interest on any Loan or any fee or any other amount (other than referred to in clause (i) above) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(b)Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
(c)An Obligor breaches or fail to perform any covenant contained in Sections 7.6, 8.1, 8.2.4, 8.2.5, 10.1.1, 10.1.2, 10.1.3(d), 10.1.4, 10.1.8, 10.1.10, 10.2 or 10.3;
(d)An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;
(e)A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; it is unlawful for an Obligor to perform any of its obligations under a Loan Document; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);
(f)Any breach or default of an Obligor occurs under (i) any Swap or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $10,000,000, if the maturity of or any payment with respect to such Debt could be accelerated or demanded due to such breach (whether or not any applicable grace period or notice has been satisfied);
(g)(i) A non-monetary judgment which could, individually or in the aggregate, reasonable be expected to have a Material Adverse Effect or (ii) one or more judgements or orders for the payment of money are entered against an Obligor in an aggregate amount that exceeds $ 10,000,000 (net of insurance coverage therefor that has not been denied by the insurer), and the same shall remain undischarged for a period of 60 consecutive;
(h)[Reserved];
(i)An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business which could reasonably be expected to have a Material Adverse Effect; there is a cessation of any material part of an Obligor’s business for a material period of time which cessation could reasonably be expected to have a Material Adverse Effect; an

Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent
(j)An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor or an order for relief is entered in the proceeding;
(k)An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan; or
(l)A Change of Control occurs.
11.2.Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (including Secured Bank Product Obligations only to the extent provided in applicable agreements) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default occurs and is continuing, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
(a)declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;
(b)terminate, reduce or condition any Commitment or adjust the Borrowing Base;
(c)require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and
(d)exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3.License. Agent is hereby granted an irrevocable, non-exclusive license or other right to, during the continuance of an Event of Default, to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.
11.4.Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
11.5.Remedies Cumulative; No Waiver.
11.5.1.Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent, Issuing Bank and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
11.5.2.Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent, Issuing Bank or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent, Issuing Bank or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 12.AGENT
12.1.Appointment, Authority and Duties of Agent.
12.1.1.Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone is authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.
12.1.2.Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction, even if a Default exists. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.
12.1.3.Agent Professionals. Agent may perform its duties through employees and agents. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
12.1.4.Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could expose any Agent Indemnitee to potential liability.
12.2.Agreements Regarding Collateral and Borrower Materials.
12.2.1.Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Obligors certify in writing is a Permitted Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. To the extent required under the laws of any foreign jurisdiction, each Secured Party hereby grants to Agent any required power of attorney to take any action with respect to Collateral or to execute any Loan Document on the Secured Party’s behalf.
12.2.2.Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.
12.2.3.Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit, appraisal or consultant report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by posting them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Obligors’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.
12.2.4.Intercreditor Agreement. The Lenders and other Secured Parties acknowledge that the Permitted Term Loan Debt may be secured by Liens on the Collateral and that the exercise of certain of the rights and remedies of Agent under the Loan Documents may be subject to the provisions of one or more Intercreditor Agreements. Each Lender and other Secured Party irrevocably (i) consents to the terms and conditions in each Intercreditor Agreement, (ii) authorizes and directs Agent to execute and deliver each Intercreditor Agreement and any documents relating thereto, in each case, on behalf of such Secured Party and to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of each Intercreditor Agreement, in each case, and without any further consent, authorization or other action by such Secured Party, (iii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of each Intercreditor Agreement, (iv) agrees that no Secured Party shall have any right of action whatsoever against Agent as a result of any action taken by Agent pursuant to this Section 12.2.4 or in accordance with the terms of any Intercreditor Agreement and (v) on or about the date of each Intercreditor Agreement shall be deemed to acknowledge that a copy of such Intercreditor Agreement has been delivered, or made available, to such Secured Party. Each Secured Party hereby further irrevocably authorizes and directs Agent to enter into such amendments, supplements or other modifications to each Intercreditor Agreement as are approved by Agent and the Required Lenders; provided, that Agent may execute and deliver such amendments, supplements and modifications thereto as are contemplated by any Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of this Agreement or any refinancing of the Obligations, in each case, on behalf of such Secured Party and without any further consent, authorization or other action by any Secured Party. Agent shall have the benefit of the provisions of Section 12 with respect to all actions taken by it pursuant to this Section 12.2 or in accordance with the terms of any Intercreditor Agreement to the full extent thereof.
12.3.Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any Communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act on any Communication and shall not be liable for any delay in acting.
12.4.Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from an Obligor or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.
12.5.Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent’s prior consent.
12.6.Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE; PROVIDED, THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT), AND IS NOT FOUND BY A FINAL NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO BE DUE TO AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. In Agent’s reasonable discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.
12.7.Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.
12.8.Successor Agent and Co-Agents.
12.8.1.Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor is appointed by the effective date of Agent’s resignation, then on such date, Agent may appoint a successor acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including indemnification under Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2.Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
12.9.Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. No act by Agent, including any consent, amendment, acceptance of assignment or due diligence by Agent, shall be deemed to constitute a representation by Agent to any Secured Party as to any matter, including whether Agent has disclosed material information in its possession. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course, is sophisticated with respect to making such decisions and holding such loans, and is entering into this Agreement for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument. Each Lender agrees not to assert any claim in contravention of the foregoing.
12.10.Remittance of Payments and Collections.
12.10.1.Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.
12.10.2.Recovery of Erroneous Payments. Without limitation of any other provision herein, if at any time Agent makes a payment hereunder in error to any Secured Party, whether or not in respect of an Obligation due and owing by Obligors at such time, where such payment is a Rescindable Amount, then in any such event each Secured Party receiving a Rescindable Amount severally agrees to repay to Agent forthwith on demand the Rescindable Amount received by such Secured Party in immediately available funds in the currency so received, with interest thereon for each day from and including the date such Rescindable Amount is received by it to but excluding the date of repayment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. Each Secured Party irrevocably waives any and all defenses, including any defense of discharge for value (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  Agent shall inform each Secured Party promptly upon determining that any payment made to such Secured Party was comprised, in whole or in part, of a Rescindable Amount.
12.10.3.Distributions. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party.
12.11.Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.
12.12.Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.
12.13.Certain ERISA Matters.
12.13.1.Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Obligors, that at least one of the following is and will be true: (a) Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; (c) (i) Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.
12.13.2.Further Lender Representation. Unless Section 12.13.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

12.14.Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.5, 12, 14.3.3 and 14.16, and agrees to indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.
12.15.No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.
SECTION 13.BENEFIT OF AGREEMENT; ASSIGNMENTS
13.1.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor may assign or delegate its rights or obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
13.2.Participations.
13.2.1.Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution or other entity (other than a Borrower, Affiliate of a Borrower, or Defaulting Lender) (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Obligors shall be determined as if it had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Obligors agree otherwise in writing.
13.2.2.Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.
13.2.3.Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations (the “Participant Register”). Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code and Section 5f.103-1(c) of the United States Treasury Regulations.
13.2.4.Benefit of Setoff, Etc. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.7, 3.9 and 5.8, subject to all limitations of this Agreement.
13.3.Assignments.
13.3.1.Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $30,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $10,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $30,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.
13.3.2.Effect; Effective Date. Upon delivery to Agent of a fully executed and completed Assignment accompanied by a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment specified therein shall be effective as provided in the Assignment as long as it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire reasonably satisfactory to Agent.
13.3.3.Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender, or one or more natural persons (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person). Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner reasonably satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.
13.3.4.Register. Agent, acting as a non-fiduciary agent of Obligors (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Obligors, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.
13.4.Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.8 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such

Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.
SECTION 14.MISCELLANEOUS
14.1.Consents, Amendments and Waivers.
14.1.1.Amendment. No Modification of a Loan Document shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, that :
(a)without the prior written consent of Agent, no Modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;
(b)without the prior written consent of Issuing Bank, no Modification shall be effective with respect to Section 2.2 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;
(c)without the prior written consent of each affected Lender, including a Defaulting Lender, no Modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Termination Date applicable to such Lender’s Obligations; or (iv) amend this clause (c);
(d)without the prior written consent of all Lenders (except any Defaulting Lender), no Modification shall (i) alter Section 5.5.1 (as to ratable application of payments), 5.5.2, 7.1 (except to add Collateral), 12.5, or this Section 14.1.1; (ii) amend the definition of Borrowing Base (or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability, Pro Rata or Required Lenders; (iii) decrease the Availability Block; (iv) release all or substantially all Collateral, or subordinate all or substantially all Collateral or payment rights; (v) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; or (vi) change any Loan Document provision requiring consent or action by all Lenders; and
(e)without the prior written consent of a Secured Bank Product Provider, no Modification shall affect its relative payment priority under Section 5.5.2.
14.1.2.Limitations. Notwithstanding anything in any Loan Document to the contrary, Agent may make or adopt Conforming Changes from time to time and any amendment or notice implementing such changes will become effective without further action or consent of any other party; provided, that Agent shall post or otherwise provide same to Borrowers and Lenders reasonably promptly after it becomes effective. No agreement of any Obligor shall be required for any Modification of a Loan Document that deals solely with the rights and duties of Lenders, Issuing Bank and/or Agent as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for Modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to Modification of any Loan Document. Any waiver or consent granted by Agent, Issuing Bank or Lenders hereunder shall be effective only if in writing and only for the matter specified.
14.1.3.Corrections. Without action or consent by any other party to this Agreement, (a) Agent and Borrower Agent may amend a Loan Document to cure an ambiguity, omission, mistake, typographical error, or other defect in any provision, schedule or exhibit thereof; and (b) Agent may revise Schedule 1.1 to reflect changes in Commitments from time to time.
14.2.Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. This Section 14.2 shall not apply with respect to Taxes which are required to be paid pursuant to Section 5.8.
14.3.Notices and Communications.
14.3.1.Notice Address. Except in the case of notices and other communications expressly permitted to be given by Electronic or telephonic Communications, all Communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. In addition, a Communication from Agent to Lenders or Obligors may, to the extent permitted by law, be delivered electronically (i) by transmitting the Communication to the electronic address specified to Agent in writing by the applicable Lender or Borrower Agent from time to time, or (ii) by posting the Communication on a website and sending the Lender or Borrower Agent notice (electronically or otherwise) that the Communication has been posted and providing instructions (at such time or prior to delivery of such Communication) for viewing it. Each Communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (d) if provided electronically by Agent to Lenders or Obligors, when the Communication (or notice advising of its posting to a website) is sent to the Lender’s or Borrower Agent’s electronic address. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written Communication not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.
14.3.2.Communications. Electronic and telephonic Communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent. Agent makes no assurance as to the privacy or security of electronic or telephonic Communications. E-mail and voice mail shall not be effective notices under the Loan Documents.
14.3.3.Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if requested by Agent) to an electronic system maintained by it (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Communications and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system. Agent may, but is not obligated to, make Communications available to Obligors and Lenders by posting them on IntraLinks™, DebtDomain, SyndTrak, ClearPar or other electronic platform.
14.3.4.Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured

Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, which should not be made available to personnel who do not wish to receive such information or may be engaged in trading, investment or other market-related activities with respect to an Obligor’s securities.
14.3.5.Non-Conforming Communications. Agent and Lenders may rely on any Communication purportedly given by or on behalf of an Obligor even if it was not made in a manner specified herein, incomplete or not confirmed, or if the terms thereof, as understood by the recipient, varied from an earlier Communication or later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic Communication purportedly given by or on behalf of any Obligor.
14.3.6.Reliance on Communications. No Secured Party shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with an Electronic Signature transmitted by telecopy, emailed .pdf or other electronic means). Secured Parties may rely on, and shall incur no liability under or in respect of any Loan Document by acting on, any Communication (which may be a fax, electronic message, internet or intranet website posting, or other distribution, or signed by an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). Agent shall be entitled to rely on the e-mail addresses and telephone numbers provided by Obligors, Lenders and their authorized representatives. Each Obligor hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of any Loan Document or other Communication based solely on the lack of a paper original copy thereof, and (b) waives any claim against any Indemnitee for liabilities arising from its reliance on or use of Electronic Signatures, including liabilities relating to an Obligor’s failure to use a security measure in connection with execution, delivery or transmission of an Electronic Signature.
14.4.Performance of Obligors’ Obligations. Agent may, in its discretion at any time and from time to time, at Obligors’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Obligors, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
14.5.Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.
14.6.Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
14.7.Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
14.8.Execution; Electronic Records. Any Loan Document, including any required to be in writing, may (if agreed by Agent) be in the form of an Electronic Record and may be executed using Electronic Signatures. An Electronic Signature on or associated with any Communication shall be valid and binding on each Obligor and other party thereto to the same extent as a manual, original signature, and any Communication entered into by Electronic Signature shall constitute the legal, valid and binding obligation of each party, enforceable to the same extent as if a manually executed original signature were delivered. A Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. The parties may use or accept manually signed paper Communications converted into electronic form (such as scanned into pdf), or electronically signed Communications converted into other formats, for transmission, delivery and/or retention. Agent and Lenders may, at their option, create one or more copies of a Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Person’s business, and may destroy the original paper document.  Any Communication in the form or format of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, (a) Agent is under no obligation to accept an Electronic Signature in any form unless expressly agreed by it pursuant to procedures approved by it; (b) each Secured Party shall be entitled to rely on any Electronic Signature purportedly given by or on behalf of an Obligor without further verification and regardless of the appearance or form of such Electronic Signature; and (c) upon request by Agent, any Loan Document using an Electronic Signature shall be promptly followed by a manually executed, original counterpart.
14.9.Entire Agreement. This Agreement shall be effective when executed by Agent and when Agent has received counterparts hereof that, taken together, bear the signature of each other party hereto. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.
14.10.Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.
14.11.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory, tax and other advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.
14.12.Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, auditors, advisors, attorneys, consultants, service providers and other representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information is (i) publicly available other than as a result of a breach of this Section, (ii) available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Obligors, or (iii) independently discovered or developed by a party hereto without utilizing any Information or violating this Section; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Obligors consent to the publication by Agent and Lenders of customary advertising material relating to transactions contemplated hereby, using the names, product photographs, logos or trademarks of Obligors and Subsidiaries. Agent and Lenders may disclose information regarding this Agreement and the credit facility hereunder to market data collectors, similar service providers to the lending industry, and service providers to Agent and Lenders in connection with the Loan Documents and Commitments. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.
14.13.Reserved.
14.14.GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).
14.15.Consent to Forum.
14.15.1.Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.
14.15.2.Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
14.15.3.Reserved.
14.16.Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which each Secured Party hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against an Indemnitee on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
14.17.Acknowledgement Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
14.17.1.Covered Party. If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
14.17.2.Definitions. As used in this Section, (a) “BHC Act Affiliate” means an “affiliate,” as defined in and interpreted in accordance with 12 U.S.C. §1841(k); (b) “Default Right” has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; and (c) ”QFC” means a “qualified financial contract,” as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).
14.18.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an Affected Financial Institution, any liability of such Secured Party arising under a Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.
14.19.Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time for purposes of complying with any “know your customer,” anti-money laundering or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulation.
14.20.NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
SECTION 15.CONTINUING GUARANTY
15.1.Guaranty. To the fullest extent permitted by Applicable Laws, each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of the Obligations (other than Excluded Swap Obligations), whether for principal, interest, premiums, reasonable and documented fees, indemnities, damages, reasonable and documented costs and expenses or otherwise, of the Borrowers to the Secured Parties, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all reasonable and documented costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof, in each case, to the extent constituting Obligations (other than Excluded Swap Obligations) of the Borrowers to the Secured Parties arising hereunder or under any other Loan Document) (the “Guarantied Obligations”). The Agent’s and Lender’s books and records showing the amount of the Guarantied Obligations shall be admissible in evidence in any action or proceeding, and, in the absence of manifest error, shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Guarantied Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guarantied Obligations or any instrument or agreement evidencing any Guarantied Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guarantied Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty (other than the defense of prior payment), and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than the defense of prior payment).
15.2.Rights of Agent and Lenders. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guarantied Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guarantied Obligations; (c) apply such security and direct the order or manner of sale thereof as the Agent in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the

Guarantied Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
15.3.Certain Waivers. To the fullest extent permitted by Applicable Law, each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrowers; (b) any defense based on any claim that any Guarantor’s obligations exceed or are more burdensome than those of the Borrowers; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrowers, proceed against or exhaust any security for the Guarantied Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by Applicable Law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, and, to the fullest extent permitted by law, any notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guarantied Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guarantied Obligations.
15.4.Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guarantied Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.
15.5.Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Full Payment of the Guarantied Obligations. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.
15.6.Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guarantied Obligations now or hereafter existing and shall remain in full force and effect until the Full Payment of the Guarantied Obligations. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Guarantied Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.
15.7.Subordination. Each Guarantor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of the Guarantied Obligations.
15.8.Stay of Acceleration. If acceleration of the time for payment of any of the Guarantied Obligations is stayed, in connection with any case commenced by or against any Guarantor or the

Borrowers under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor after written demand therefor by the Secured Parties.
15.9.Condition of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).
15.10.Keepwell. Each Guarantor that is a Qualified ECP hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP shall only be liable under this Section 15.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 15.10, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Guarantor that is a Qualified ECP under this Section 15.10 shall remain in full force and effect until the Full Payment of the Guarantied Obligations. Each Guarantor that is a Qualified ECP intends that this Section 15.10 constitute, and this Section 15.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
15.11.Limitation of Guaranty. Notwithstanding anything to the contrary in any Loan Document or otherwise, the Obligors and the Agent and Lenders hereby irrevocably agree that the Guarantied Obligations of each Guarantor in respect of the guarantee set forth in this Section 15 at any time shall be limited to the maximum amount as will result in the Guarantied Obligations of such Guarantor not constituting a fraudulent transfer, conveyance or avoidance under Section 548 of the Bankruptcy Code of the United States, or any comparable provisions of any applicable state, provincial or federal law after giving full effect to the liability under such guarantee set forth in this Section 15 and its related contribution rights (which each Guarantor shall have against each other Guarantor as permitted under this Section 15 or Applicable Law) but before taking into account any liabilities under any other guarantee by such Guarantor.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

QUOTIENT TECHNOLOGY INC.,
a Delaware corporation

By: /s/ Pamela Strayer
Name:     Pamela Strayer
Title:    Chief Financial Officer

By: /s/ Scott Raskin
Name:     Scott Raskin
Title:    President

Address:
1260 East Stringham Avenue, Suite 600
Salt Lake City, UT 84106
Attention:    Pamela Strayer

GUARANTORS: CRISP MEDIA, INC., a Delaware corporation By: /s/ Pamela Strayer Name: Pamela Strayer Title: President
MLW SQUARED, INC., a Delaware corporation By: /s/ Pamela Strayer Name: Pamela Strayer Title: President
SAVINGSTAR, INC., a Delaware corporation By: /s/ Pamela Strayer Name: Pamela Strayer Title: President

LOAN, GUARANTY AND SECURITY AGREEMENT
(QUOTIENT TECHNOLOGY INC)
SIGNATURE PAGE

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and a Lender

By: /s/ Sunnie Kim
Name: Sunnie Kim
Title: Senior Vice President

Address:
333 S. Hope Street, 19th Floor
Los Angeles, CA 90071
Attention: Sunnie Kim

LOAN, GUARANTY AND SECURITY AGREEMENT
(QUOTIENT TECHNOLOGY INC)
SIGNATURE PAGE

U.S. BANK NATIONAL ASSOCIATION, as a Lender By: /s/ Eric Marschke Name: Eric Marschke Title: Vice President Address: 800 Nicollet Mall, 4th Floor Minneapolis, MN 55402-7020 Attention: Eric Marschke

LOAN, GUARANTY AND SECURITY AGREEMENT
(QUOTIENT TECHNOLOGY INC)
SIGNATURE PAGE

EXHIBIT A
to
Loan, Guaranty and Security Agreement
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (“Assignment”) is dated as of the Effective Date set forth below, between the Assignor (“Assignor”) and Assignee (“Assignee”) identified below. Capitalized terms are used herein as defined in the Loan Agreement described below (“Loan Agreement”), receipt of a copy of which is acknowledged by Assignee. The Standard Terms and Conditions set forth in the Annex attached hereto (“Standard Terms”) are incorporated by reference and made a part of this Assignment as if fully set forth herein.
For valuable consideration hereby acknowledged, Assignor hereby irrevocably sells and assigns to Assignee, and Assignee hereby irrevocably purchases and assumes from Assignor, as of the Effective Date and subject to and in accordance with the Standard Terms and Loan Agreement, (a) all of Assignor’s rights and obligations in its capacity as a Lender under the Loan Documents in the amount and percentage interest shown below (including all outstanding rights and obligations under the Loan Agreement relating to outstanding Loans and Letters of Credit thereunder) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, Loan Documents or loan transactions governed thereby, or in any way based on or related to any of the foregoing, including all contract claims, tort claims, malpractice claims, statutory claims, and other claims at law or in equity related to the rights and obligations assigned pursuant to clause (a) above (the rights and obligations assigned by Assignor to Assignee pursuant to clauses (a) and (b) above being, collectively, the “Assigned Interest”). This sale and assignment is without recourse to Assignor and, except as expressly provided herein, without representation or warranty by Assignor.
1.     Assignor:
2.     Assignee:
3.     Borrowers:        Quotient Technology Inc., a Delaware corporation
                and each other entity joined as a Borrower

4.     Agent:            Bank of America, N.A., as Agent under the Loan Agreement
5.      Loan Agreement:     Loan, Guaranty and Security Agreement dated as of November 17, 2021, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among Borrowers, Agent and certain financial institutions as Lenders

6.     Assigned Interest:

Amount of Commitment Assigned	Aggregate Commitments of all Lenders	Assigned Percentage of Aggregate Commitments
$	$	%

A-1

7.     Effective Date of Assignment (to be inserted by Agent and which shall be the effective date of recordation of transfer by Agent in the loan register): __________________, 20__
[Remainder of Page Intentionally Left Blank]

A-2

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR:

_______________________________________

By:
Name:
Title:
ASSIGNEE:

_______________________________________

By:
Name:
Title:
Consented to and Accepted:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:
Consented to:1
_______________________________________
By:
Name:
Title:
1 To be added only if consent of a Borrower or other Person is required by the terms of the Loan Agreement.

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ANNEX TO ASSIGNMENT AND ASSUMPTION
Standard Terms and Conditions for Assignment and Assumption
1.    Representations and Warranties.
1.1    Assignor. Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) Assignor has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Obligors, their Subsidiaries or Affiliates, or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by any Obligors or any such Subsidiaries, Affiliates or other Persons of any of their respective obligations under any Loan Document.
1.2    Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it is an Eligible Assignee and meets all requirements to be an assignee under the terms of the Loan Agreement (subject to any consents required under the Loan Agreement), (iii) from and after the Effective Date, Assignee shall be bound by the provisions of the Loan Agreement and other Loan Documents as a Lender and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement and of such Loan Documents as it has deemed appropriate, and has received or been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Loan Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it in connection with this Assignment pursuant to the terms of the Loan Agreement or otherwise reasonably requested by Agent, duly completed and executed by Assignee; and (b) agrees that (i) it will, independently and without reliance upon Agent, Assignor or any other Lender, and based on such documents and information as Assignee shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by Assignee as a Lender.
Assignee represents and warrants, as of the Effective Date, to and covenants from the Effective Date to the date such Person ceases being a Lender under the Loan Agreement, for the benefit of Assignor, Agent, Arranger(s) and their respective Affiliates, and not (for the avoidance of doubt) to or for the benefit of any Obligor, that at least one of the following is and will be true: (w) Assignee is not using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, Letters of Credit or Commitments; (x) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Assignee’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Agreement, and acquisition and holding of the Assigned Interest; (y) (I) Assignee is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (II) such Qualified Professional Asset Manager

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made the investment decision on behalf of Assignee to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Agreement, and to acquire and hold the Assigned Interest, (III) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Agreement, and the acquisition and holding of the Assigned Interest, satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (IV) to the best knowledge of Assignee, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Assignee’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Agreement, and acquisition and holding of the Assigned Interest; or (z) such other representation, warranty and covenant as may be agreed in writing between Assignor in its sole discretion, Agent in its sole discretion and Assignee.
2.    Payments. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued to but excluding the Effective Date and to Assignee for amounts which accrue on and after the Effective Date.
3.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax transmission or other electronic mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

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SCHEDULE 1.1
to
Loan, Guaranty and Security Agreement

COMMITMENTS OF LENDERS

Lender	Commitment
Bank of America, N.A.	$70,000,000
U.S. Bank National Association	$30,000,000
Total	$100,000,000